UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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DiamondRock Hospitality Company
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March 28, 2024
Dear Stockholder:
You are cordially invited to attend the 2024 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, to be held on Wednesday, May 1, 2024 at 10:00 a.m. Eastern Time. The annual meeting will be held entirely via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/DRH2024, where you will be able to listen to the meeting live, submit questions and vote. Please see the “Questions and Answers About the Annual Meeting” section of this proxy statement for more details regarding the logistics of the virtual annual meeting, including the ability of stockholders to submit questions, and technical details and support related to accessing the virtual platform for the annual meeting.
The attached proxy statement, accompanied by the notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of DiamondRock Hospitality Company by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting.
Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize a proxy to vote your shares by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy and vote your shares in person at the meeting.
We look forward to seeing you at the meeting.
Sincerely,
Mark W. Brugger
President & Chief Executive Officer

2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814

To Our Shareholders

Notice of Annual Meeting of Stockholders Date: Wednesday, May 1, 2024 Time: 10:00 a.m., ET Place: Via live audio webcast	The 2024 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, will be held on Wednesday, May 1, 2024 at 10:00 a.m. Eastern Time, via live audio webcast that can be accessed by visiting: www.virtualshareholdermeeting.com/DRH2024. The 2024 annual meeting of stockholders will be held for the following purposes:
To elect eight directors nominated by our Board of Directors, each to serve until the next annual meeting of our stockholders and until their respective successors are duly elected and qualify;
To approve on a non-binding, advisory basis, our named executive officer compensation;
To ratify the appointment of KPMG LLP as independent auditors of DiamondRock Hospitality Company for the fiscal year ending December 31, 2024;
To approve a new equity incentive plan for DiamondRock Hospitality Company; and
To consider and act upon any other matters that may properly come before the annual meeting and at any postponement or adjournment thereof.

You may vote if you were a stockholder of record as of the close of business on March 8, 2024. If you do not plan to attend the meeting and vote your shares of common stock at the meeting, please authorize a proxy to vote your shares in one of the following ways:
•Use the toll-free telephone number shown on your proxy card (this call is toll-free if made in the United States or Canada);
•Go to the website address shown on your proxy card and authorize a proxy via the Internet; or
•Mark, sign and date the enclosed proxy card and promptly return it in the postage-paid envelope.
Any proxy may be revoked at any time prior to its exercise at the annual meeting.
By Order Of The Board Of Directors
William J. Tennis
Corporate Secretary
March 28, 2024

VOTE
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 1, 2024 .
The proxy statement and annual report to stockholders are available at www.proxyvote.com

Proxy Statement
This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March 28, 2024 and are furnished in connection with the solicitation of proxies by the Board of Directors of DiamondRock Hospitality Company, a Maryland corporation (“DiamondRock,” the “Company” or “us”), for exercise at the 2024 annual meeting of our stockholders to be held on Wednesday, May 1, 2024 at 10:00 a.m. Eastern Time via live audio webcast that can be accessed by visiting: www.virtualshareholdermeeting.com/DRH2024, and at any postponement or adjournment thereof.
Questions and Answers About the Annual Meeting
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to consider and vote upon the following matters set forth in the accompanying notice of meeting: (i) the election of directors nominated by our Board of Directors, (ii) a non-binding, advisory vote on executive compensation, (iii) the ratification of the appointment of KPMG LLP as our independent auditors for 2024, (iv) the approval of a new equity incentive plan and (v) any other matters that may properly come before the annual meeting for a vote.
Who is entitled to vote?
If our records show that you were a stockholder of record (i.e., a “registered stockholder”), or if you held shares of our common stock in "street name" through a bank, broker or other nominee, as of the close of business on March 8, 2024, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the record date. Each outstanding share of common stock entitles its holder of record to cast one vote on each matter to be voted upon.
How do I attend the virtual annual meeting?
All stockholders of record of shares of our common stock on the record date, or their designated proxies, will be able to attend and participate in the annual meeting online by accessing www.virtualshareholdermeeting.com/DRH2024 and attending the log in instructions below. Even if you plan to attend the annual meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the annual meeting.
Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the annual meeting will begin promptly at 10:00 a.m., Eastern Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the annual meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the annual meeting prior to the start time.

DiamondRock Hospitality	1	2024 Proxy Statement

Log in Instructions. To attend the annual meeting, log in at www.virtualshareholdermeeting.com/DRH2024. Registered stockholders will need their unique 16-digit control number, which appears on the Notice and the proxy card sent to them. If you are not a registered stockholder but you hold shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker, or other nominee) and you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the annual meeting.
Voting and Submitting Questions at the Virtual Annual Meeting. Stockholders will be able to vote electronically and submit questions during the virtual annual meeting. You are entitled to vote at the annual meeting if you were a stockholder as of the close of business on March 8, 2024. Stockholders will be able to ask questions or make comments relating to each proposal at a time designated by the meeting chairperson. All questions presented should relate directly to the agenda item under discussion. The Company reserves the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If the Company receives substantially similar questions, it may group such questions together and provide a single response to avoid repetition. Questions regarding personal matters or matters not relevant to meeting matters will not be answered.
Non-stockholders will not be permitted to attend the virtual annual meeting.
Technical Assistance. Beginning 30 minutes prior to the start of and during the annual meeting, we will have support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the annual meeting. If you encounter any difficulties accessing the virtual annual meeting during the check-in or meeting time, call our support team which will be posted on www.virtualshareholdermeeting.com/DRH2024.
How do I vote?
Voting by Proxy for Shares Registered Directly in Your Name
If you are a registered stockholder, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock by using the toll-free telephone number or the website listed on the proxy card or by marking, signing and dating the proxy card and mailing it in the postage-paid envelope provided.

Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying proxy card at any time, 24 hours per day, until 11:59 p.m., Eastern Time, on April 30, 2024. When you call, please have your proxy card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

Vote by Internet. You may also authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your proxy card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on April 30, 2024. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
Vote by Mail. You may also authorize a proxy to vote your shares by mail by marking, signing and dating your proxy card and returning in the postage-paid envelope provided.

DiamondRock Hospitality	2	2024 Proxy Statement

Voting by Proxy for Shares Registered in Street Name
If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of KPMG LLP as our independent registered public accounting firm (proposal 3) is considered to be a discretionary item under the NYSE rules, and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The uncontested election of directors (proposal 1), the non-binding, advisory resolution on executive compensation (proposal 2) and the resolution to approve a new equity incentive plan (proposal 4) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.
What constitutes a quorum?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. As of the record date, there were 210,780,349 shares of common stock outstanding and entitled to vote at the annual meeting. Abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting. If a quorum is not present at the scheduled time of the meeting, the chairman may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.
What is householding?
The rules of the Securities and Exchange Commission, or the SEC, allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. Duplicate mailings can be eliminated by the consent of the household stockholders, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.
If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, Attention: Corporate Secretary; or call us with your request at (240) 744-1150.
Will other matters be voted on at the meeting?
We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

DiamondRock Hospitality	3	2024 Proxy Statement

May I revoke or change my proxy instructions?
You may revoke or change your proxy at any time before it has been exercised by: (1) filing a written revocation with our Corporate Secretary, c/o DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, (2) authorizing a new proxy by telephone, Internet or proxy card after the date of the previously submitted proxy, or (3) appearing at the virtual annual meeting, revoking your proxy and voting by ballot at the annual meeting.
Any stockholder of record as of the record date may vote at the virtual annual meeting, whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the virtual annual meeting will not constitute revocation of a previously given proxy.
How can I access the proxy materials?
For your review, our 2023 annual report, including a copy of our annual report filed with the SEC on Form 10-K (including financial statements for the fiscal year ended December 31, 2023), is being mailed to stockholders concurrently with this proxy statement. Although our annual report is not part of the proxy solicitation material, we recommend that you review our 2023 annual report prior to voting.
Our proxy statement, form of proxy card and annual report on Form 10-K for the fiscal year ended December 31, 2023 are available at http://www.drhc.com/annual_meeting.html.
How do I learn the results of the vote?
Voting results of the annual meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the annual meeting.

DiamondRock Hospitality	4	2024 Proxy Statement

Proposal 1:
Election of Directors
Introduction
Eight directors will be elected at our 2024 annual meeting of stockholders to serve until our 2025 annual meeting of stockholders and until their respective successors are duly elected and qualify.
The nominees are Mark W. Brugger, Timothy R. Chi, Michael A. Hartmeier, William W. McCarten, Kathleen A. Merrill, William J. Shaw, Bruce D. Wardinski and Tabassum S. Zalotrawala. Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board of Directors membership approved by our Board of Directors, and then was nominated by our Board of Directors. Each of the nominees is a current member of our Board of Directors.
Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend unless our Board of Directors alternatively acts to reduce the size of our Board or maintain a vacancy on our Board in accordance with our Fifth Amended and Restated Bylaws, or our Bylaws.
Vote Required
The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election, which means that the number of shares voted for a nominee must exceed the number of shares voted against the nominee. If you do not instruct your broker, bank or other nominee how to vote with respect to this proposal, your broker, bank or other nominee may not cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast for or against a nominee’s election. If a nominee who is already serving as a director is not elected pursuant to this standard, the director must tender his or her resignation to our Board of Directors and our Nominating and Corporate Governance Committee will make a recommendation to our Board of Directors on whether to accept or reject the recommendation or take other action.
Recommendation

VOTE
Our Board of Directors unanimously recommends a vote FOR each of the nominees. Properly authorized proxies solicited by our board of directors will be voted for each of the nominees unless instructions to abstain are given.

DiamondRock Hospitality	5	2024 Proxy Statement

Information Regarding the Nominees and Executive Officers
The following biographical descriptions set forth certain information with respect to the nominees for election as directors at our 2024 annual meeting and our executive officers who are not directors, based on information furnished to us by each nominee and executive officer as of March 8, 2024. The biographical description for the nominees also includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of the Company.
Certain information regarding our directors and senior executive officers is set forth below.

Name	Age	Position

William W. McCarten(1)	75	Chairman of our Board of Directors and Director
Mark W. Brugger	54	President, Chief Executive Officer and Director
Timothy R. Chi(1)	47	Director
Michael A. Hartmeier(1)	61	Director
Kathleen A. Merrill(1)	64	Director
William J. Shaw(1)	78	Director
Bruce D. Wardinski(1)	63	Lead Director
Tabassum S. Zalotrawala(1)	49	Director
Jeffrey J. Donnelly	53	Executive Vice President and Chief Financial Officer
Justin L. Leonard	46	Executive Vice President, Asset Management and Chief Operating Officer
Troy G. Furbay	57	Executive Vice President and Chief Investment Officer
William J. Tennis	69	Executive Vice President, General Counsel and Corporate Secretary
(1)Independent Director

DiamondRock Hospitality	6	2024 Proxy Statement

The following is a summary of certain biographical information concerning our nominees and senior executive officers:
Nominees

William W. McCarten has served as our Chairman of the Board of Directors and has been a member of our Board of Directors since our formation in 2004. Mr. McCarten was a co-founder of the Company and our Chief Executive Officer from our formation in 2004 until September 2008, when he became Executive Chairman. He retired as Executive Chairman in December 2009. Mr. McCarten also serves on the Board of Directors of Marriott Vacations Worldwide Corporation (NYSE: VAC) and previously served on the Board of Directors of Cracker Barrel Old Country Store (Nasdaq: CBRL) from August 2011 until November 2023.
Mr. McCarten’s prior work experience includes roles with the Marriott Corporation, or Marriott International, Inc. (Nasdaq: MAR), and its related entities for over 25 years until January 2004. Among his many positions during those 25 years, Mr. McCarten served as the Chief Executive Officer of HMSHost Corporation, formerly Host Marriott Services Corporation, a publicly-held developer and operator of restaurant and retail concessions in travel and entertainment venues listed on the NYSE from 1995 to 2000. In addition, he served as non-executive Chairman of HMSHost Corporation from 2000 to 2001. Mr. McCarten also served as President of Marriott International's Services Group from 2001 to 2003, which include Marriott's senior living and distribution businesses. Our Board of Directors has determined that Mr. McCarten’s qualifications to serve on our Board of Directors include his extensive experience in the lodging industry with over 25 years of experience with the Marriott organization, a leading worldwide hotel brand, franchise and management company. Mr. McCarten has developed a broad network of hotel industry participants. Prior to joining Marriott, Mr. McCarten was an accountant with Arthur Andersen & Co. from 1970 to 1979. Mr. McCarten received his B.S. in Accounting from the McIntire School of Commerce at the University of Virginia in 1970. He served on the Advisory Board of the McIntire School from 1981 to 1996.

William W. McCarten Age: 75 Director Since: 2004

DiamondRock Hospitality	7	2024 Proxy Statement

Mark W. Brugger has served as our Chief Executive Officer since September 1, 2008 and is a member of our Board of Directors. Mr. Brugger was a co-founder of the Company having served as Executive Vice President, Chief Financial Officer and Treasurer prior to being promoted to Chief Executive Officer. He has received recognition for his work at DiamondRock, including being named to Forbes' list of America’s Most Powerful CEOs 40 and Under. Mr. Brugger also served as a member of the Board of Directors of Chambers Street Properties from 2013 to 2015, resigning shortly before it merged with another publicly-traded company. Mr. Brugger serves on the Board of Directors of the American Hotel & Lodging Association.
Mr. Brugger’s prior work experience includes several roles at Marriott International, Inc. from 2000 to 2004, including the Chief Executive Officer of their synthetic fuels company and Vice President of Project Finance. From 1997 to 2000, Mr. Brugger served as Vice President of Investment Sales of Transwestern Commercial Services, formerly the Carey Winston Company. From 1995 to 1997, Mr. Brugger was the Land Development Director for Brookfield Residential Properties, Inc. (formerly Coscan Washington, Inc.). Mr. Brugger received a Juris Doctorate cum laude from American University Washington College School of Law in 1995 and a B.A. from the University of Maryland at College Park in 1992. Our Board of Directors has determined that Mr. Brugger’s qualifications to serve on our Board of Directors include his extensive experience in real estate and finance with over 25 years of experience. His experience includes serving as the Chief Financial Officer of DiamondRock for four years, as well as several billion dollars of real estate and finance transactional experience, including structured finance transactions, acquisitions, dispositions and financings of investment properties.

Mark W. Brugger Age: 54 Director Since: 2008

Timothy R. Chi has been a member of our Board of Directors since June 2015. Mr. Chi is the co-founder and Chief Executive Officer of The Knot Worldwide, Inc. (formerly WeddingWire Inc.), a leading global marketplace serving the wedding and events industry worldwide. Previously, Mr. Chi co-founded Blackboard Inc. in 1998, where he pioneered many of Blackboard’s product and strategic initiatives and played a critical role in the success of the company through its public offering in 2004. Mr. Chi holds a B.S. degree in Operations Research/Industrial Engineering from Cornell University and a Master’s of Science degree in Engineering Management from Tufts University. Our Board of Directors has determined that Mr. Chi’s qualifications to serve on our Board of Directors include his experience as a CEO of a major corporation, co-founder of Blackboard, Inc., and his depth of knowledge of social media and the technology industry.

Timothy R. Chi Age: 47 Director Since: 2015

DiamondRock Hospitality	8	2024 Proxy Statement

Michael A. Hartmeier has been a member of our Board of Directors since October 2020. Mr. Hartmeier is the former Group Head of Lodging, Gaming and Leisure Investment Banking at Lehman Brothers, and its successor Barclays, which he led from 2000 to 2020. Prior to this role, he served as Group Head of the Gaming Investment Group of Credit Suisse First Boston from 1995 to 2000. Mr. Hartmeier has extensive experience identifying, analyzing and evaluating strategic and financial transactions for brands, management companies and real estate owners in the lodging sector. In the lodging real estate investment trust (“REIT”) sector, he served as advisor on numerous high profile mergers and acquisitions. Mr. Hartmeier received a Masters in Business Administration from Harvard Business School and a B.A. in Economics-Business from the University of California at Los Angeles. While at UCLA, he was awarded the Pacific-10 Conference Medal. He is a CPA (non-practicing) and began his career as an auditor at Price Waterhouse. Mr. Hartmeier is a member of the board of directors of Full House Resorts, Inc. (Nasdaq: FLL). Our Board of Directors has determined that Mr. Hartmeier’s qualifications to serve on our Board of Directors include his extensive experience in finance and advising companies in the lodging sector, including REITs, and his experience advising companies throughout his more than 25-year career in investment banking.

Michael A. Hartmeier Age: 61 Director Since: 2020

Kathleen A. Merrill has been a member of our Board of Directors since February 2019. Mrs. Merrill currently serves as Executive Advisor of Southwest Airlines. Previously, she was the Senior Vice President and Chief Information Officer of Southwest Airlines, a position she held from 2017 to February 2023. In that position, she was responsible for leading all of the airline’s technology efforts to support strategic capabilities. She also served at Southwest Airlines as Vice President of Business Transformation, Corporate Delivery and Technology from 2012 to 2017, as well as Vice President of Strategic Planning and Implementation from 2008 to 2012 and in various technology positions prior to 2008. Prior to joining Southwest Airlines in 2004, Mrs. Merrill held roles at American Airlines and Capital One Auto Finance. Mrs. Merrill received a B.B.A. in marketing from the University of North Texas. Our Board of Directors has determined that Mrs. Merrill’s qualifications to serve on our Board of Directors include her executive experience in the travel industry and her expertise in the field of technology, both of which have become increasingly important in our industry.

Kathleen A. Merrill Age: 64 Director Since: 2019

DiamondRock Hospitality	9	2024 Proxy Statement

William J. Shaw has been a member of our Board of Directors since October 2016. He has served as a director of Marriott Vacations Worldwide Corporation (NYSE: VAC) since July 2011 and as Chairman of the Board of Marriott Vacations Worldwide Corporation since November 2011. He served as Vice Chairman of Marriott International, Inc. (Nasdaq: MAR) from May 2009 until his retirement in March 2011. He previously served as President and Chief Operating Officer of Marriott International from 1997 until May 2009. He held several other roles at Marriott International since joining Marriott in 1974. Mr. Shaw serves on the Board of Directors of The Carlyle Group, Inc. He also serves on the Board of Trustees of the University of Notre Dame and J.W. Marriott Family Enterprises. Mr. Shaw previously served on the Board of Directors of Marriott International, Inc. and also served on the Board of Trustees of three funds in the American Family of Mutual Funds. Our Board of Directors has determined that Mr. Shaw's qualifications to serve on our Board of Directors include his extensive management experience with Marriott International, his prominent status in the hospitality industry and his wealth of knowledge in dealing with financial and accounting matters as a result of his prior service in financial and accounting positions at Marriott International, including as its Chief Financial Officer, and his experience as a board member of publicly-traded companies.

William J. Shaw Age: 78 Director Since: 2016

Bruce D. Wardinski has been a member of our Board of Directors since January 2013. Mr. Wardinski is the founder and Chief Executive Officer of Playa Hotels & Resorts N.V. (Nasdaq: PLYA), an owner of all-inclusive resorts located in Mexico and the Caribbean. Prior to forming Playa, Mr. Wardinski served as CEO of Barceló Crestline Corporation (“BCC”) from June 2002 until December 2010. He also served as Chairman, President and CEO of Crestline Capital Corporation (NYSE: CLJ) prior to its acquisition by BCC in June 2002. In 2003, Mr. Wardinski formed and became Chairman of the Board of Highland Hospitality Company. He has also worked with Host Hotels & Resorts, Inc. (NYSE: HST) in the role of Senior Vice President and Treasurer. Mr. Wardinski graduated with honors from the University of Virginia and earned an MBA in Finance from the Wharton School of Business at the University of Pennsylvania. He currently serves as Chairman of ServiceSource Foundation, a non-profit advocacy group representing people with disabilities. Our Board of Directors has determined that Mr. Wardinski’s qualifications to serve on our Board of Directors include his extensive experience in the hospitality industry with both private and public companies.

Bruce D. Wardinski Age: 63 Director Since: 2013

DiamondRock Hospitality	10	2024 Proxy Statement

Tabassum S. Zalotrawala has been a member of our Board of Directors since May 2021. Ms. Zalotrawala is Senior Vice President and Chief Development Officer for McDonald’s USA, LLC, a position she has held since April 2023. In this role, Ms. Zalotrawala leads the Restaurant Development team focused on accelerating the pace of McDonald’s restaurant openings, including the real estate, construction, facilities, architecture, strategy/analytics teams and Asset and Portfolio teams and oversees the expansion of McDonald’s in the US and manages the 13,000 US McDonald’s restaurant portfolio. Prior to holding this position, Ms. Zalotrawala was the Chief Development Officer for Chipotle Mexican Grill, a position she held from September 2018 until April 2023. In her role at Chipotle, she led the global execution of digital revenue generating initiatives, including the Chipotlane, which was named one of “The Most Innovative Architecture Projects of 2020” By Fast Company. Prior to joining Chipotle, Ms. Zalotrawala spent over seven years at Panda Restaurant Group as Chief Development Officer and Vice President of Development overseeing real estate, architecture and design, facilities, strategic sourcing and construction of Panda Restaurant Group concepts worldwide. Prior to joining Panda Restaurant Group Ms. Zalotrawala spent over ten years with Arby’s Restaurant Group, Wendy’s Arby’s Group and Triarc Companies in various leadership positions in development. Ms. Zalotrawala started her career in luxury hospitality, designing high profile palaces and mosques in Muscat, Sultanate of Oman.
Ms. Zalotrawala has experience in brand development, expansion of restaurant concepts, and implementation of branding strategy and strategic growth. She holds a Bachelor of Fine Arts degree in interior design from the School of Planning & Architecture, American Intercontinental University. In 2018, Ms. Zalotrawala completed the Harvard Business School Advanced Management Program, an intensive program that creates transformational leaders capable of tackling an organization’s toughest challenges. Ms. Zalotrawala was honored with the Exceptional Women Awardee award in 2020. She serves as a member of the Board of Trustees of the International Council of Shopping Centers (ICSC) and is involved in non-profit work as a board member of GLEAM Network. GLEAM is a Global Leadership Enhancement and Mentorship Network serving underrepresented and underserved professionals in the food service industry. Ms. Zalotrawala is also an active member with The National Association of Corporate Directors (NACD), serves on the Pacific Southwest Chapter of NACD and is a certified board leadership fellow.
Our Board of Directors has determined that Ms. Zalotrawala’s qualifications to serve on our Board of Directors includes her extensive experience in senior management positions with global responsibility for brand design, real estate development and digital revenue generating initiatives.

Tabassum S. Zalotrawala Age: 49 Director Since: 2021

DiamondRock Hospitality	11	2024 Proxy Statement

Executive Officers
Jeffrey J. Donnelly has been our Executive Vice President and Chief Financial Officer since August 2019. Prior to joining DiamondRock, Mr. Donnelly was the Managing Director of Equity Research at Wells Fargo Securities (and its predecessors) from December 2008 to August 2019 where he co-founded Wells Fargo’s Real Estate & Lodging Equity Research Platform. Prior to his role with Wells Fargo, Mr. Donnelly served in various positions with Wachovia Securities, First Union Bank and Everen Securities from 1998 to 2008. Mr. Donnelly was a highly ranked securities analyst in numerous publications including Institutional Investor magazine and The Wall Street Journal among others. From 1992 to 1998, Mr. Donnelly was Assistant Vice President at AEW Capital Management, L.P. with fiduciary responsibilities in asset management and capital markets for a large diversified commercial real estate portfolio. Mr. Donnelly is a Chartered Financial Analyst (CFA), and holds licenses for the Series 7, 63, 86 & 87. He earned a B.B.A. Finance with a dual minor in Economics & Psychology from The George Washington University in 1992 and is founder and trustee of The Rubinstein-Taybi Syndrome Children’s Foundation.
Justin L. Leonard has been our Executive Vice President, Asset Management and Chief Operating Officer since July 2022. Previously, Mr. Leonard was a Senior Principal at Walton Street Capital, a real estate private equity firm, where he held numerous roles for more than 20 years. From 2007 to 2022, Mr. Leonard was responsible for the oversight and asset management of Walton Street Capital’s hotel investments. During his tenure in that role, Mr. Leonard directed the asset management of 60 hotels totaling 20,800 rooms. He has a breadth of experience that spans a cross section of the hospitality space from five-star luxury destination resorts to urban limited service, and he has overseen both independent assets as well as assets affiliated with almost every major global brand and managed by more than 15 different hotel management companies. In addition to overseeing the day-to-day asset management of Walton Street Capital’s hotel portfolio he was also primarily responsible for the disposition of hotel investments and in that capacity sold over 50 hotels at a gross transaction value of over $4 billion. Prior to taking on the asset management of Walton Street Capital’s hotels, Mr. Leonard was a Principal in the acquisition group where he was involved in transactions across all real estate product types. Mr. Leonard holds a B.B.A. in Real Estate from the University of Wisconsin.
Troy G. Furbay has been our Executive Vice President and Chief Investment Officer since April 2014. Previously, Mr. Furbay served as Chief Investment Officer at Loews Hotels & Resorts for four years. Prior to joining Loews, Mr. Furbay was Senior Vice President, Acquisitions and Development at Kimpton Hotels for nine years and prior to that he served in a variety of positions with other hospitality companies. Mr. Furbay received a B.A. from the University of North Carolina at Wilmington in 1989 and an M.B.A. from Fordham University in 1995.
William J. Tennis has been our Executive Vice President, General Counsel and Corporate Secretary since January 2010. Previously, Mr. Tennis worked for Marriott International, Inc. and its related entities for 17 years from 1992 to 2009, initially as Assistant General Counsel in the Law Department and then as Senior Vice President responsible for the Global Asset Management Group. Prior to joining Marriott International, Inc., Mr. Tennis was an associate in law firms in New York. Mr. Tennis received a Juris Doctorate from New York University School of Law in 1981 and a B.A. magna cum laude from Harvard College in 1976.

DiamondRock Hospitality	12	2024 Proxy Statement

Board Skills, Experience and Attributes
The following chart provides information regarding the members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business, industry or REIT structure. The chart does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.

Areas of Expertise	Brugger	Chi	Hartmeier	McCarten	Merrill	Shaw	Wardinski	Zalotrawala

Real Estate	●		●	●			●	●
Hotel Real Estate and Development	●		●	●		●	●
Hotel Operations	●					●	●
Hospitality	●		●	●		●	●
Capital Markets	●		●	●		●	●
Board Experience	●	●	●	●		●	●
Compensation Policy	●	●		●	●	●	●
Corporate Governance	●	●	●	●		●	●
Finance and Accounting	●	●	●	●		●	●
SEC	●			●		●	●
REIT	●		●	●			●
Business Head / Corporate Management	●	●		●	●	●	●	●
Construction Management							●	●
Cybersecurity		●			●
Marketing and Sales		●			●			●
SOX/Risk Management	●					●
Technology		●			●			●
Travel Industry	●		●	●	●	●	●

DiamondRock Hospitality	13	2024 Proxy Statement

Demographics	Brugger	Chi	Hartmeier	McCarten	Merrill	Shaw	Wardinski	Zalotrawala

Race/Ethnicity
African American
Asian/Pacific Islander		●						●
White/Caucasian	●		●	●	●	●	●
Hispanic/Latino
Native American
Gender
Female					●			●
Male	●	●	●	●		●	●
Board Tenure
Years	15	9	4	20	5	8	11	3

DiamondRock Hospitality	14	2024 Proxy Statement

Proposal 2:
Non-Binding, Advisory Vote on Executive Compensation
Proposal
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is providing stockholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution.
This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement in accordance with the SEC’s rules.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to create incentives for our named executive officers to maximize long-term stockholder value and also to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our annual, long-term and strategic objectives, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2023 compensation of our named executive officers. The Company's current policy is to hold a non-binding, advisory vote on the compensation of our named executive officers every year. It is expected that the next such vote will occur at our 2025 annual meeting of stockholders.
Text of Resolution
“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”
Vote Required; Effect of Vote
The affirmative vote of a majority of the votes cast on this proposal will be required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
The say-on-pay resolution is non-binding and advisory, and therefore will not have any binding legal effect on the Company, our Board of Directors or our Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of named executive officers that has already been paid or contractually committed, there is limited opportunity for us

DiamondRock Hospitality	15	2024 Proxy Statement

to revisit these decisions. However, our Board of Directors and our Compensation Committee value the views of our stockholders and will consider the results of the vote on this proposal in its future decisions regarding the compensation of our named executive officers.
Recommendation

VOTE
Our board of directors unanimously recommends a vote FOR adoption of this resolution. Properly authorized proxies solicited by our board of directors will be voted for adoption of this resolution unless otherwise instructed.

DiamondRock Hospitality	16	2024 Proxy Statement

Proposal 3:
Ratification of the Appointment of KPMG as Independent Auditors
Proposal
Our Audit Committee has unanimously appointed KPMG LLP as DiamondRock’s independent auditor for the current fiscal year ending December 31, 2024, and our Board of Directors is asking stockholders to ratify that appointment. Although current law, rules and regulations, as well as the charter of our Audit Committee, require DiamondRock’s independent auditor to be engaged, retained and supervised by our Audit Committee, our Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the appointment of KPMG LLP for ratification by stockholders as a matter of good corporate practice. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
Vote Required
The appointment of KPMG LLP as our independent auditor for the current fiscal year will be ratified if this proposal receives a majority of the votes cast, whether in person or by proxy, on this proposal. For purposes of the vote on the ratification of the appointment of KPMG LLP as DiamondRock’s independent auditor for the year ending December 31, 2024, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
Recommendation

VOTE
Our board of directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent auditors of DiamondRock for 2024. Properly authorized proxies solicited by our board of directors will be voted for approval of this proposal unless otherwise instructed.

DiamondRock Hospitality	17	2024 Proxy Statement

Proposal 4:
Approval of 2024 Equity Incentive Plan
Proposal
Our Board of Directors believes that equity awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors and consultants of the Company, its operating partnership, DiamondRock Hospitality Limited Partnership, and their subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. Our Board of Directors anticipates that providing such persons with a direct stake in the Company will assure a closer alignment of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
On February 27, 2024, our Board of Directors adopted the 2024 Equity Incentive Plan (the “2024 Plan”), subject to the approval of our stockholders. The 2024 Plan will replace our 2016 Equity Incentive Plan, as last amended December 20, 2018 (the “Prior Plan”). The 2024 Plan provides flexibility to our Compensation Committee to use various equity-based incentive awards as compensation tools to motivate our workforce. Following approval of the 2024 Plan by our stockholders, we will no longer make any grants under the Prior Plan. A copy of the 2024 Plan is attached as Appendix A to this proxy statement and is incorporated herein by reference.
As of December 31, 2023, there were 1,200,693 time-based restricted stock awards, 314,137 time-based LTIP unit awards and 1,032,296 full-value awards subject to performance vesting outstanding under the Prior Plan. Other than the foregoing, no other awards under our equity compensation plans were outstanding as of December 31, 2023.
Summary of Material Features
The material features of the 2024 Plan are:
•The maximum number of shares of common stock to be issued under the 2024 Plan is 7,900,000, less one share for every one share granted under the Prior Plan after December 31, 2023.
•Shares tendered or, for awards other than stock options or stock appreciation rights, held back for taxes will be added back to the reserved pool under the 2024 Plan. Shares tendered or held back to cover the exercise price or tax withholding associated with the exercise of an option or stock appreciation right, and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of such award will not be added back to the reserved pool. Additionally, shares reacquired by the Company on the open market or otherwise using cash proceeds of option exercises will not be added to the reserved pool.

DiamondRock Hospitality	18	2024 Proxy Statement

•The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, cash-based awards and other equity-based awards is permitted.
•Without stockholder approval, the exercise price of stock options and stock appreciation rights will not be reduced and stock options and stock appreciation rights will not be otherwise repriced through cancellation in exchange for cash, other awards or stock options or stock appreciation rights with a lower exercise price.
•The 2024 Plan prohibits the payment of dividends or dividend equivalents on unvested awards.
•Any material amendment to the 2024 Plan is subject to approval by our stockholders.
•The 2024 Plan will expire on the tenth anniversary of the date the 2024 Plan is approved by stockholders, if approved.
The closing price of our common stock as reported by the NYSE on March 8, 2024 was $9.65. The shares we issue under the 2024 Plan will be authorized but unissued shares or shares that become again available for issuance pursuant to the terms of the 2024 Plan.
Rationale for 2024 Plan
The 2024 Plan is critical to our ongoing effort to build stockholder value. As our Prior Plan will have insufficient shares reserved for issuance for future awards, we need stockholder approval of the 2024 Plan in order to continue our equity compensation program. Our equity incentive awards are also an important component of our executive and non-executive employees’ compensation. Our Compensation Committee and Board of Directors believe we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.
We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. Our Compensation Committee carefully monitors our annual share usage, total dilution, and equity expense in order to maximize stockholder value by granting only the appropriate number of equity incentive awards that it believes are necessary to attract, reward, and retain employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to approximately half of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.
Annual Share Usage
The following table sets forth information regarding historical grants under the Prior Plan for each of the years ended December 31, 2023, 2022 and 2021 and the corresponding share usage rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average number of shares of common stock and operating partnership (OP) units outstanding for that year, for each of the last three fiscal years:

	2023	2022	2021

Time-Based Restricted Stock Awards Granted	247,762	438,070	1,177,537
Time-Based LTIP Unit Awards Granted	257,270	71,084	—
Performance-Based Full-Value Awards Vested(1)	299,766	269,224	290,927
Total	804,798	778,378	1,468,464
Weighted average common shares outstanding during the fiscal year	211,518,826	212,423,873	212,056,923
OP units outstanding during the fiscal year	723,166	719,542	639,622
Total Shares of Common Stock & OP Units Outstanding	212,241,992	213,143,415	212,696,545
Annual Share Usage Rate	0.38%	0.37%	0.69%
(1)     Performance-Based Full-Value Awards granted as follows: 363,523 in 2023, 407,570 in 2022, and 347,981 in 2021.

DiamondRock Hospitality	19	2024 Proxy Statement

Overhang
The following table sets forth certain information as of December 31, 2023, with respect to the Company’s equity plans and outstanding equity awards:

Stock Options/Stock Appreciation Rights	—
Time-Based Restricted Stock Awards Outstanding	1,200,693
Time-Based LTIP Unit Awards Outstanding	314,137
Performance-Based Full-Value Awards Outstanding	1,032,296
Proposed Share Reserve Under the 2024 Plan(1)	7,900,000
Shares of Common Stock Outstanding	209,627,197
OP units Outstanding	723,166
Note: Excludes 1,871,539 fully-vested shares of common stock issuable pursuant to our deferred compensation plan.
(1)    As of December 31, 2023, no shares were available under the Prior Plan, and following approval of the 2024 Plan by our stockholders, we will no longer make any grants under the Prior Plan.
The fully diluted overhang as of December 31, 2023 would be 4.7%. Our Compensation Committee determined the size of the 2024 Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees, and an assessment of the magnitude of shares available for awards that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if the 2024 Plan is approved by our stockholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees through at least the next seven years.
Summary of the 2024 Plan
The following description of certain features of the 2024 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2024 Plan that is attached hereto as Appendix A.
Plan Administration. The 2024 Plan may be administered by our Board of Directors, our Compensation Committee or a similar committee comprised of at least two non-employee directors. Currently, the 2024 Plan is administered by our Compensation Committee. Our Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2024 Plan. Our Compensation Committee may delegate to our Chief Executive Officer the authority to grant awards to employees, other than the Chief Executive Officer, who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines.
Eligibility. Persons eligible to participate in the 2024 Plan will be those full or part-time officers, employees, non-employee directors and consultants of the Company, our operating partnership and their subsidiaries as selected from time to time by our Compensation Committee in its discretion. All of our non-employee directors will participate in the 2024 Plan. In addition, it is expected that approximately 58 percent of our 33 employees will be selected initially by our Compensation Committee to participate in the 2024 Plan, which includes 6 officers and 13 employees who are not officers. We have a practice of not granting equity awards to our consultants, and at this time do not foresee changing that practice.
Plan Limits. The maximum number of shares of common stock available for issuance under the 2024 Plan is 7,900,000, less one share for every one share granted under the Prior Plan after December 31, 2023. Shares underlying awards that are granted under the 2024 Plan or the Prior Plan that are forfeited, cancelled, reacquired prior to vesting, satisfied without the issuance of stock, terminated (other than by exercise), including shares tendered or held back upon settlement of an award, other than a stock option or stock appreciation right, to cover the tax withholding shall again become available for issuance under the 2024 Plan. However, shares

DiamondRock Hospitality	20	2024 Proxy Statement

tendered or held back to cover the exercise price or tax withholding associated with the exercise of an option or stock appreciation right, and shares subject to stock appreciation rights that are not issued in connection with the stock settlement of a stock appreciation right shall not again become available for issuance under the 2024 Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds of option exercises will not be added to the reserve pool. No more than 2,000,000 shares will be issued in the form of incentive stock options.
Maximum Awards to Non-Employee Directors. The value of all Awards awarded under the 2024 Plan and all other cash compensation paid by the Company to any non-employee director other than the chairman and vice chairman of our Board of Directors in any calendar year may not exceed $750,000.
Stock Options. The 2024 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and (2) options that do not so qualify. Options granted under the 2024 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company, our operating partnership and their subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by our Compensation Committee but may not be less than 100 percent of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of common stock on the NYSE on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.
The term of each option will be fixed by our Compensation Committee and may not exceed ten years from the date of grant. Our Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by our Compensation Committee. In general, unless otherwise permitted by our Compensation Committee, no option granted under the 2024 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to our Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, our Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.
To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.
Stock Appreciation Rights. Our Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as our Compensation Committee may determine at the time of grant. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant. The maximum term of a stock appreciation right is ten years.
Restricted Stock. Our Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as our Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified restricted period.
Restricted Stock Units. Our Compensation Committee may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as our Compensation Committee may determine at the time of grant. These conditions and restrictions may include the achievement of certain

DiamondRock Hospitality	21	2024 Proxy Statement

performance goals (as summarized above) and/or continued employment with the Company through a specified vesting period. In our Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash or stock compensation otherwise due in the form of a deferred stock unit award, subject to the participant’s compliance with the procedures established by our Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights which may be paid out currently or deferred.
Unrestricted Stock Awards. Our Compensation Committee may also grant shares of common stock which are free from any restrictions under the 2024 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.
Cash-Based Awards. Our Compensation Committee may grant cash bonuses under the 2024 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).
Dividends; Dividend Equivalent Rights. Our Compensation Committee may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award and dividends on restricted stock awards subject to vesting conditions may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.
Other Equity-Based Awards. Our Compensation Committee may grant other forms of awards under the 2024 Plan that are valued in whole or in part by reference to, or otherwise calculated by reference to or based on, shares of common stock, including (1) units of partnership interest, including one or more classes of profits interests in our operating partnership (“units”), (2) convertible preferred shares, convertible debentures and other convertible, exchangeable or redeemable securities or equity interests (including units), (3) membership interests in a subsidiary or our operating partnership and (4) awards valued by reference to book value, fair value or performance goals relative to the Company or any subsidiary or group of subsidiaries. Our Compensation Committee will determine the recipients of, and the times at which, other equity-based awards will be made; the number of shares of common stock or units to be awarded; the price, if any, to be paid to the recipient; and such conditions and restrictions as our Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above), computation of financial metrics and/or continued employment with the Company through a specified period. Other equity-based awards may be issued either alone or in addition to other awards granted under the 2024 Plan.
Change in Control Provisions. The 2024 Plan provides that upon the effectiveness of a “change in control,” as defined in the 2024 Plan, except as otherwise provided by our Compensation Committee in the award agreement, all outstanding equity awards may be assumed or continued by the successor entity or substituted on an equitable basis with new awards of the successor entity, in each case adjusted accordingly to take into account the impact of the transaction. If awards are continued, assumed or substituted in connection with a change in control, in the event of an involuntary termination of services of a recipient for any reason other than “cause,” as defined in the 2024 Plan, within 24 months following the change in control, any of the recipient’s awards that were continued, assumed or substituted which are subject to service vesting will accelerate in full, and any awards that are subject to performance vesting will accelerate to the extent provided in the respective award certificate.
To the extent, however, that the parties to such change in control do not agree that outstanding equity awards shall be assumed, continued or substituted, then any stock options and stock appreciation rights with time-based vesting shall become fully exercisable and the restrictions and conditions on all such other equity awards with time-based conditions will automatically be deemed waived. Equity awards with conditions and restrictions relating to the attainment of performance goals will be subject to the terms of the respective award certificate.
In addition, in the case of a change in control in which our stockholders will receive cash consideration, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the value, as determined by our Compensation Committee, of the consideration payable per share of common stock (the “sale price”) and the exercise price of

DiamondRock Hospitality	22	2024 Proxy Statement

the options or stock appreciation rights in exchange for the cancellation thereto. We may also make or provide for a payment, in cash or kind, to the recipients of other awards in amount equal to the sale price multiplied by the number of vested shares of common stock subject to such awards.
Our Compensation Committee may also grant substitute awards for stock and stock-based awards held by employees, directors and other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a subsidiary or the acquisition by the Company or a subsidiary of property or stock of the employing corporation. Any substitute awards granted under the 2024 Plan will not count against the reserved pool and any forfeiture or cancellation of substitute awards will not be added back to the reserved pool.
Adjustments for Stock Dividends, Stock Splits, Etc. The 2024 Plan requires our Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the 2024 Plan, to certain limits in the 2024 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
Tax Withholding. Participants in the 2024 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by our Compensation Committee, participants may have the tax withholding obligations satisfied by either authorizing the Company to withhold shares of common stock to be issued pursuant to the exercise or vesting of such award or, if required by the administrator of the 2024 Plan, by an arrangement whereby a certain number of shares issued pursuant to an award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
Amendments and Termination. Our Board of Directors may at any time amend or discontinue the 2024 Plan and our Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of the rules of any securities exchange or market system on which the common stock is listed, any amendments that materially change the terms of the 2024 Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by our Compensation Committee to be required by the Code to preserve the qualified status of incentive options.
Effective Date of 2024 Plan. Our Board of Directors adopted the 2024 Plan on February 27, 2024, and the 2024 Plan becomes effective on the date it is approved by our stockholders. If our stockholders approve the 2024 Plan, then awards of incentive options may be granted under the 2024 Plan until February 27, 2034. No other awards may be granted under the 2024 Plan after the date that is 10 years from the date of stockholder approval.
New Plan Benefits
Because the grant of awards under the 2024 Plan is within the discretion of our Compensation Committee, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2024 Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the 2024 Plan, the following table provides information concerning the benefits that were received by the following persons and groups during 2023: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all employees who are not executive officers, as a group.

DiamondRock Hospitality	23	2024 Proxy Statement

	Fully Vested Stock Awards		Time-Based Restricted Stock		Performance-Based Restricted Stock Units
Name and Position	Dollar Value ($)	Number (#)	Dollar Value ($)	Number (#)	Dollar Value ($)	Number (#)

Mark W. Brugger(1) President and Chief Executive Officer	—	—	1,500,000	167,785	2,250,000	247,857
Jeffrey J. Donnelly Executive Vice President and Chief Financial Officer	—	—	550,000	61,521	825,000	90,880
Justin L. Leonard Executive Vice President, Asset Management and Chief Operating Officer	—	—	450,000	50,336	675,000	74,356
Troy G. Furbay(1) Executive Vice President and Chief Investment Officer	—	—	475,000	53,132	712,500	78,487
William J. Tennis(1) Executive Vice President, General Counsel and Secretary	—	—	325,000	36,353	487,500	53,703
All current executive officers, as a group	—	—	3,300,000	369,127	4,950,000	545,283
All current directors who are not executive officers, as a group	735,000	87,500	—	—	—	—
All current employees who are not executive officers, as a group	—	—	1,095,000	122,482	—	—
(1)Executive elected to receive time-based LTIPs in lieu of restricted stock.
Tax Aspects Under the Code
The following is a summary of the principal federal income tax consequences of certain transactions under the 2024 Plan. It does not describe all federal tax consequences under the 2024 Plan, nor does it describe state or local tax consequences.
Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.
If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more

DiamondRock Hospitality	24	2024 Proxy Statement

than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards. The Company generally will be entitled to a tax deduction in connection with an award under the 2024 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.
Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a change in control) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20 percent federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for certain awards under the 2024 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year.
Vote Required
The affirmative vote of a majority of the votes cast on this proposal will be required for the approval of the 2024 Plan. Abstentions and broker non-votes, if any, will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
Recommendation

VOTE
Our board of directors unanimously recommends a vote FOR the approval of the 2024 Equity Incentive Plan. Properly authorized proxies solicited by our board of directors will be voted for approval of the 2024 Equity Incentive Plan unless otherwise instructed.

DiamondRock Hospitality	25	2024 Proxy Statement

Equity Compensation Plan Information
The following table provides information as of December 31, 2023 regarding shares of common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,903,835 (1)	—(2)	—
Equity compensation plans not approved by security holders	—	—	—
Total	2,903,835	—	—
(1)Includes 1,871,539 vested shares of common stock issuable pursuant to our deferred compensation plan and 1,032,296 shares of common stock issuable upon the achievement of certain performance conditions. Does not include 1,200,693 shares of unvested restricted stock, as they have been reflected in our total shares outstanding.
(2)Performance stock units and deferred stock units do not have any exercise price.

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Corporate Governance Principles
and Board Matters
Our business is built on relationships - with our investors, with the global brand companies we utilize for our hotels and with the management companies who manage our hotels. We are committed to keeping our relationships strong by communicating openly about our business practices, being transparent about our performance and remaining accountable for our conduct. We take our commitments seriously.
At the core of these commitments is the role of our Board of Directors in overseeing the management of our Company’s business and affairs. We believe that an active, informed, independent and involved board is essential for ensuring our integrity, transparency and long-term strength. We believe that our Board of Directors embodies each of those characteristics. We have assembled a Board of Directors that is comprised of individuals with a wide breadth of experience including: the former chairman of a public lodging REIT and founder and chief executive officer of a public hotel investment company; the founder and chief executive officer of a major online events planning company; the former president and chief operating officer of Marriott International; a senior executive with experience in real estate, branding and digital strategy; a former executive officer of a major airline company; a former investment banker with experience advising lodging companies and REITs; our former Chief Executive Officer; and our current Chief Executive Officer.
We follow through on our commitment by implementing what we believe are sound corporate governance practices, including:
Recent Developments
•We adopted the DiamondRock Hospitality Company Compensation Recovery Policy (the "Clawback Policy"), which provides for mandatory recoupment of excess incentive-based compensation received by an executive officer following a restatement of previously issued financial statements. This new Clawback Policy complies with rules issued by the SEC and the NYSE and replaces a clawback policy that we had previously adopted. The new policy applies to all incentive-based compensation received by executive officers after October 2, 2023.
•We amended and restated our Bylaws to, among other things, (i) specify processes and procedures for stockholder proposals intended to comply with the Universal Proxy Rules adopted by the SEC, (ii) reflect certain amendments to the Maryland General Corporation Law and (iii) expressly provide that stockholder meetings may be held solely or partially by remote communication.
Board Structure
•All of the members of our Board of Directors are elected annually;
•Directors are elected by a majority voting standard in uncontested elections and by a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors in a contested election;
•Our Corporate Governance Guidelines include a Director Resignation Policy pursuant to which if a nominee who is already serving as a director is not elected pursuant to the applicable voting standard, the director must tender his or her resignation to the Board and the Nominating and Corporate Governance Committee will make a recommendation to the Board on

DiamondRock Hospitality	27	2024 Proxy Statement

whether to accept or reject the recommendation or take other action. The Board shall be required to accept any resignation tendered by a nominee who is already serving as a director if such nominee receives more votes against than for his or her election at each of two consecutive annual meetings of stockholders if such elections were uncontested.
•Women represent 25% of the directors nominated to our Board of Directors for the 2024 annual meeting;
•Two directors nominated to our Board of Directors for the 2024 annual meeting are ethnically diverse;
•We have opted out of a provision of the Maryland Unsolicited Takeover Act, the effect of which is that the Company is prohibited, without the approval of stockholders, from classifying our Board of Directors, and we may only opt back into such provisions with the affirmative vote of a majority of votes cast by stockholders;
•All of the members of our Board of Directors, except for our President and Chief Executive Officer, are independent of the Company and its management under the listing standards adopted by the NYSE;
•All members of the three standing committees of our Board of Directors (Audit, Compensation and Nominating and Corporate Governance) are independent of the Company and its management under the listing standards adopted by the NYSE;
•The independent members of our Board of Directors, as well as each of our committees, meet regularly without the presence of management; and
•No member of our Board of Directors serves on the boards of more than two public companies other than the Company, and our Chief Executive Officer does not serve on the board of any public company other than the Company.
Stockholder Rights
•Our Bylaws may be amended by both directors and stockholders by simple majority vote;
•Our Bylaws include proxy access provisions which allow a stockholder or a group of stockholders who meet certain requirements to include director nominees in our proxy materials for our annual meeting; and
•Our Articles of Amendment and Restatement, as amended (our “Charter”), contain majority voting requirements, and not supermajority voting requirements, to approve amendments to our Charter and certain extraordinary actions, such as a merger or other business combination.
Change of Control
•We do not have a stockholder rights plan (i.e., “poison pill”); and
•We have opted out of the Maryland business combination and control share acquisition statutes and we may only opt back into such statutes with the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors, meaning the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors then serving as directors of the Company.
Stock Ownership Policies
•To further align the interests of directors and officers with those of long-term stockholders:
•Each non-executive member of our Board of Directors is required to own stock of the Company with a value of five times his or her annual fee for Board membership (excluding additional retainers for serving as non-executive Chairman, Lead Director or Committee Chair); and
•Our Chief Executive Officer and his four direct reports are required to own stock of the Company with a value of six or three times his or her base salary, respectively.

DiamondRock Hospitality	28	2024 Proxy Statement

Hedging, Short Sales, and Pledging Policies
•We have adopted policies pursuant to which members of our Board of Directors, each named executive officer and certain other executives are prohibited from:
•selling any securities of the Company that are not owned at the time of the sale (“short sale”); and
•purchasing or selling puts, calls or other derivative securities of the Company at any time.
•Our Insider Trading Policy prohibits members of our Board of Directors, each named executive officer and our employees from pledging any Company securities as collateral for a loan.
Our Board of Directors and its Committees
Board of Directors
We are managed under the direction of our Board of Directors. Our directors are: Mark W. Brugger, Timothy R. Chi, Michael A. Hartmeier, Kathleen A. Merrill, William W. McCarten, William J. Shaw, Bruce D. Wardinski and Tabassum S. Zalotrawala. Mr. McCarten is the Chairman of our Board of Directors and Mr. Wardinski is our lead independent director. Each of our directors stands for election annually.
Director Independence
Our Board of Directors has adopted Guidelines on Significant Governance Issues (“Corporate Governance Guidelines”), which provide that a majority of our directors must be independent. In order to qualify as an “independent director” under our independence standards, a director must be “independent” within the meaning of the NYSE listing standards, which provide that our Board of Directors must determine whether a director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and whether, within the past three years:
•the director was employed by the Company (except on an interim basis);
•an immediate family member of the director was an officer of the Company;
•the director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;
•the director or an immediate family member of the director was employed by a company when a present officer of the Company served on that company’s compensation committee;
•the director or an immediate family member received, during any 12-month period, more than $120,000 in compensation from the Company, other than director or committee fees or deferred compensation; or
•the director was an employee, or an immediate family member was an executive officer, of a company that made payments to or received payments from the Company for property or services which exceeded the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year.
In addition, our Board of Directors considers, among other factors, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; whether the director receives any compensation or other fees from the Company, other than director fees; whether the director spent more time than is customary advising the executive officers of the Company; and whether we and/or any of our affiliates made substantial contributions to tax-exempt organizations with which the director, or the director’s spouse, is affiliated.

DiamondRock Hospitality	29	2024 Proxy Statement

Our Board of Directors has determined that each of Messrs. Chi, Hartmeier, Shaw and Wardinski and Mses. Merrill and Zalotrawala is an “independent” director under our independence standards and under the NYSE listing standards. These six director nominees will comprise a majority of our eight-member Board of Directors following the election of directors at the 2024 annual meeting.
In addition, Mr. McCarten satisfies each of the objective independence criteria set forth above and under the NYSE listing standards, as determined by our Board of Directors. Mr. McCarten ceased to be a named executive officer of the Company effective January 1, 2010. Further, our Board of Directors considered certain other factors described above and determined that, among other things, Mr. McCarten does not spend more time than is customary advising the executive officers of the Company and that he has otherwise satisfied each of the additional criteria for establishing director independence. Therefore, the only member of our Board of Directors who is not independent under the NYSE listing standards and our independence standards is Mr. Brugger, our President and Chief Executive Officer.
Meetings
Our Board of Directors met five times during 2023. Each of our directors attended at least 75% of the aggregate of (i) the number of meetings of our Board of Directors in 2023 and (ii) the number of meetings of committees of our Board of Directors during the period that such person served on our Board of Directors and on such committee. We expect each of our directors to attend our annual meeting of stockholders, which is held remotely. In 2023, seven of our eight directors attended our annual meeting of stockholders.
Directors who qualify as being “non-management” within the meaning of the NYSE listing standards meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board of Directors and at such other times that our non-management directors deem appropriate. Each director has the right to call an executive session. The executive sessions are chaired by Mr. Wardinski, the Lead Director of our Board of Directors.
Committees
Our Board of Directors has established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee and has adopted a written charter for each committee. A copy of each of our Audit Committee charter, Compensation Committee charter and Nominating and Corporate Governance Committee charter is available on our website at http://www.drhc.com under the heading “Company” and subheading “Corporate Governance.” These charters are also available in print to any stockholder upon written request addressed to Investor Relations, c/o DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
There are no executives serving on the Audit Committee, Nominating and Corporate Governance Committee or Compensation Committee.
Our Board of Directors may from time to time establish special or standing committees to facilitate the direction of the management of the business and affairs of DiamondRock or to discharge specific duties delegated to the committee by our full Board of Directors.
The table below shows current membership for each of the standing committees of our Board of Directors.

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee

William J. Shaw*	Timothy R. Chi*	Bruce D. Wardinski*
Timothy R. Chi	Michael A. Hartmeier	Timothy R. Chi
Michael A. Hartmeier	Kathleen A. Merrill	Michael A. Hartmeier
Kathleen A. Merrill	William J. Shaw	Kathleen A. Merrill
Bruce D. Wardinski	Bruce D. Wardinski	William J. Shaw
Tabassum S. Zalotrawala	Tabassum S. Zalotrawala	Tabassum S. Zalotrawala
* Denotes committee chair.

DiamondRock Hospitality	30	2024 Proxy Statement

Audit Committee
Our Audit Committee, pursuant to its written charter, assists our Board of Directors in its oversight of (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications, independence and performance of our independent auditors; and (v) the performance of our internal audit function. In addition, our Audit Committee provides oversight to our management in management’s efforts to ensure that our internal control systems over financial reporting processes comply with all relevant rules and regulations promulgated by either the NYSE or the SEC. At least annually, our Audit Committee discusses the Company’s cybersecurity program and receives periodic updates from internal audit or management on cybersecurity breaches or other developments.
During 2023, our Audit Committee was comprised of six of our independent directors: William J. Shaw (Chair), Timothy R. Chi, Michael A. Hartmeier, Kathleen A. Merrill, Bruce D. Wardinski and Tabassum S. Zalotrawala. Each member of our Audit Committee is “independent” as that term is defined by the SEC and the NYSE. Our Board of Directors determined that each of Messrs. Hartmeier, Shaw and Wardinski qualifies as an “audit committee financial expert” as that term is defined under the rules of the SEC. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed an “expert” for purposes of federal securities laws. In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee or Board of Directors in the absence of such designation or identification and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.
Our Audit Committee met four times during 2023 and each of the members attended at least 75% of the meetings of the Audit Committee.
The Report of our Audit Committee is included in this proxy statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee, pursuant to its written charter, is responsible for, among other things: (i) identifying and recommending qualified individuals to become members of our Board of Directors and the appointment of members to its various committees; (ii) overseeing the annual performance evaluation of our Board of Directors; and (iii) developing and recommending to our Board of Directors a set of corporate governance guidelines and policies and a code of business conduct and ethics, and periodically reviewing and recommending any changes to such guidelines and code. The Nominating and Corporate Governance Committee is also charged with oversight of the Company's Environmental, Social and Governance policies and initiatives.
During 2023, our Nominating and Corporate Governance Committee was comprised of six of our independent directors: Timothy R. Chi (Chair), Michael A. Hartmeier, Kathleen A. Merrill, William J. Shaw, Bruce D. Wardinski and Tabassum S. Zalotrawala. Our Nominating and Corporate Governance Committee met four times during 2023 and each of the members attended at least 75% of the meetings of the Nominating and Corporate Governance Committee.
Compensation Committee
Our Compensation Committee, pursuant to its written charter, among other things, (i) reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines and approves the chief executive officer’s compensation levels based on its evaluation, (ii) reviews and approves or makes recommendations to our Board of Directors with respect to the compensation for our other executive officers and non-employee directors and (iii) is responsible for recommending a successor chief executive officer to our Board of Directors if that position becomes or is expected to become vacant. Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the chief executive officer or other executive officer compensation.

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During 2023, our Compensation Committee was comprised of six of our independent directors: Bruce D. Wardinski (Chair), Timothy R. Chi, Michael A. Hartmeier, Kathleen A. Merrill, William J. Shaw and Tabassum S. Zalotrawala. Our Compensation Committee met four times during 2023 and each of the members attended at least 75% of the meetings of our Compensation Committee.
Pursuant to its charter, our Compensation Committee is authorized to retain any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. In 2023, as in previous years, our Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its consultant. Under the direction of our Compensation Committee, FW Cook advises and consults on compensation issues and compensation design and conducts analyses of regulatory, legislative and accounting developments and competitive practices related to executive compensation. FW Cook assisted our Compensation Committee in the design, structure and implementation of the executive compensation program for 2023. FW Cook reports directly to our Compensation Committee, and a representative of FW Cook, when requested, attends meetings of our Compensation Committee, is available to participate in executive sessions and communicates directly with our Compensation Committee chair or its members outside of meetings. FW Cook does no other work for the Company.
In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, FW Cook addressed each of the six independence factors established by the NYSE with our Compensation Committee. Their responses affirmed the independence of FW Cook on executive compensation matters. Based on this assessment, our Compensation Committee determined that the engagement of FW Cook does not raise any conflicts of interest or similar concerns.
The Report of our Compensation Committee is included in this proxy statement.
Consideration of Director Nominees
Stockholder Recommendations
Stockholders of record of DiamondRock may recommend candidates for inclusion by our Board of Directors in the slate of nominees that our Board of Directors recommends to stockholders. Our Nominating and Corporate Governance Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by our Nominating and Corporate Governance Committee and set forth in its charter. All stockholder recommendations for director candidates must be submitted to our Corporate Secretary at DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, who will forward all recommendations to our Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at our 2024 annual meeting. All stockholder recommendations for director candidates for election at our 2025 annual meeting must be submitted to our Corporate Secretary not less than 120 calendar days prior to the anniversary of the date on which the Company’s proxy statement was released to our stockholders in connection with the previous year’s annual meeting and must include the following information:
•the name and address of record of the stockholder;
•a representation that the stockholder is a record holder of our securities or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Exchange Act;
•the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;
•a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board of Directors membership as approved by our Board of Directors from time to time and set forth in the Nominating and Corporate Governance Committee charter;
•a description of all arrangements or understandings between the stockholder and the proposed director candidate;
•the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

DiamondRock Hospitality	32	2024 Proxy Statement

•any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
Stockholders also have the right to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board of Directors by following the procedures set forth in our Bylaws and described in the section titled “Stockholder Nominations of Directors.”
Proxy Access
Our Bylaws include a proxy access provision, which permits a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include certain director nominees in the Company’s proxy materials for annual meetings of its stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:
•have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock of the Company continuously for at least the prior three years;
•represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent; and
•provide a notice requesting the inclusion of director nominees in the Company’s proxy materials and provide other required information to the Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).
Board of Directors Membership Criteria
Our Board of Directors has established criteria for Board of Directors membership. These criteria include the following specific, minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by a nominee for a position on our Board of Directors, including that the nominee shall:
•have the highest personal and professional integrity;
•have demonstrated exceptional ability and judgment; and
•be most effective, in conjunction with the other nominees to our Board of Directors, in collectively serving the long-term interests of our stockholders.
In addition to the minimum qualifications for each nominee set forth above, our Nominating and Corporate Governance Committee will recommend director candidates to the full Board of Directors for nomination, or present director candidates to the full Board of Directors for consideration, to help ensure that:
•a majority of our Board of Directors will be “independent” as defined by the NYSE listing standards;
•each of our Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors; and
•at least one member of our Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.
Identifying and Evaluating Nominees
Our Nominating and Corporate Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, our chairman and chief executive officer, other executive officers, third-party search firms or any other source it deems appropriate.

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Our Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed director candidate whom it is considering or who has been recommended to it by a stockholder in compliance with our Nominating and Corporate Governance Committee’s procedures for that purpose, including conducting inquiries into the background of proposed director candidates. In identifying and evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications for Board of Directors membership approved by our Board of Directors, all facts and circumstances that it deems appropriate or advisable including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board of Directors. Pursuant to our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee will confer with our full Board of Directors as to the criteria it intends to apply before a search for a new director is commenced. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the right to nominate directors, our Nominating and Corporate Governance Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.
Criteria and Diversity
In considering whether to recommend any candidate for inclusion in our Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, our Nominating and Corporate Governance Committee will apply the minimum criteria set forth above as well as the Board membership criteria set forth in our Corporate Governance Guidelines. While we do not have a formal diversity policy, our Board of Directors believes that diversity and commensurate different viewpoints and perspectives strengthens the ability of our Board of Directors to perform its responsibilities and make sound strategic decisions. Our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee, when recommending to our Board of Directors the types of skills and characteristics required of Board members, should consider such factors as relevant experience, intelligence, independence, commitment, compatibility with the Board culture, prominence, diversity, understanding of our business and such other factors as the Nominating and Corporate Governance Committee deems relevant. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Nominating and Corporate Governance Committee may therefore consider a broad range of factors related to the qualifications and background of nominees, including diversity. We are nominating two women (25% of our director nominees) for election to our Board of Directors at the 2024 annual meeting. In addition, 25% of our director nominees are ethnically diverse.
Board Leadership Structure
Our Corporate Governance Guidelines permit our Board of Directors to determine whether it is in the best interests of the Company to combine or separate the roles of Chief Executive Officer and Chairman at a given point in time. Our Board of Directors believes that at the present time it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman be separated in order for the individuals elected to each position to focus on their primary role. Our Chief Executive Officer, Mr. Brugger, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while Mr. McCarten, our Chairman, provides guidance to our Chief Executive Officer, presides over meetings of our full Board of Directors and, together with the Lead Director, sets the agenda for meetings of the Board of Directors.
Our Corporate Governance Guidelines provide that our Board of Directors will adopt a “Lead Director” structure pursuant to which one independent director is selected to serve as an interface between the Chief Executive Officer and our Board of Directors. Mr. Wardinski is our Lead Director. The Lead Director is the presiding director when our Board of Directors meets in executive session. In addition, our Lead Director’s duties include assisting our Board of Directors in assuring compliance with, and implementation of, our Corporate Governance Guidelines, coordinating the agenda for, and moderating sessions of, our Board’s independent directors and acting as principal liaison between our independent directors and our Chief Executive Officer on certain issues.

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The Board’s Role in Risk Oversight
Our Board of Directors plays an important role in the risk oversight of the Company. Our Board of Directors is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Our Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, our Board of Directors administers its risk oversight function through the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancings and the election and retention of DiamondRock’s senior management. There is also direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees and regular periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of DiamondRock as a “real estate investment trust” for tax purposes and DiamondRock’s internal controls and financial reporting. Our Board of Directors also relies on management to bring significant matters impacting DiamondRock to its attention.
As part of its charter, our Audit Committee oversees our policies with respect to risk assessment and risk management, including with respect to cybersecurity risks. On an annual basis our internal auditors, PwC LLP, interviews each of our executive officers, certain other officers and certain members of our Board of Directors to determine and evaluate risks that could impact the operations, financing or performance of the Company. PwC LLP also reviews the Company’s strategic objectives, pertinent information relevant to the Company and the industry, the strategies deployed against the top risks and results of internal audits and Sarbanes-Oxley test results and findings. PwC LLP relies on a top-down approach in which the focus is on risks that impact shareholder value, with a linkage to the Company’s strategic initiatives. The top ten risks are then identified and assessed. For each such risk, PwC LLP provides a description of the risk, the key risk mitigation activities and the executive officer(s) responsible for monitoring the risk. PwC LLP also compiles a list of risks that are not considered to be in the top ten and also charts the Company’s response to each of these risks. This risk assessment is presented to and reviewed by the Audit Committee annually.
Risk Considerations in our Compensation Program
Our Compensation Committee regularly considers whether our compensation program encourages our executives to prudently manage enterprise risk. DiamondRock’s leadership and culture encourage long-term stockholder value creation, not short-term stockholder-value maximization. We evaluate performance based on both quantitative and qualitative factors and review not only “what” is achieved, but also “how” it is achieved. Consistent with our long-term focus, we do not believe that any of our compensation policies and practices for our named executive officers or any other employee encourage excessive risk-taking. In fact, many elements of our executive compensation program serve to mitigate excessive risk-taking. For example, we provide what we believe to be a balanced mix of base salary, annual cash incentives and long-term equity incentives. Our base salary provides a guaranteed level of income that does not vary with performance. We balance incentives tied to short-term annual performance with equity incentives for which value is earned over a multiple-year period. In this way, our executives are motivated to consider the impact of decisions over the short, intermediate, and long terms. Long-term equity incentive compensation is provided through the use of full-value shares, which encourage our executives to maintain as well as increase stockholder value. We have not granted stock options in over a decade. A significant portion of the long-term executive compensation is tied to the Company’s performance measured over a three-year period in terms of stockholder return relative to a lodging REIT peer group and hotel market share improvement. Our clawback policy, stock ownership policies and anti-hedging and anti-pledging policies further mitigate risk. For more information regarding our compensation program, see the section titled “Compensation Discussion and Analysis.”

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Communications with our Board of Directors
If you wish to communicate with any of our directors or our Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of DiamondRock Hospitality Company], c/o Corporate Secretary, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
If you wish to contact our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chair of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814. In addition, you may do so online at https://www.drhc.com/whistleblower.php. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.
Any stockholder or interested party may communicate with our non-management directors as a group by writing to Non-Management Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Corporate Secretary will be forwarded by the Corporate Secretary promptly to the addressee(s).
Other Corporate Governance Matters
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics, or our Code of Ethics, relating to the conduct of our business by our employees, executive officers and directors. Day-to-day responsibility for administering and interpreting our Code of Ethics has been delegated by our Board of Directors to our General Counsel, who is also our chief compliance officer.
Our Code of Ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our Code of Ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our Code of Ethics may only be waived or amended by our Board of Directors or, if permitted, a committee of our Board of Directors. Such waivers or amendments must be promptly disclosed to our stockholders in accordance with applicable laws and rules and regulations of the NYSE. We intend to disclose any amendments to our Code of Ethics, as well as any waivers for executive officers, on our website.
A copy of the Code of Ethics is available on our website at https://www.drhc.com under the heading “Company” and subheading “Corporate Governance” and under the document entitled “Code of Business Conduct and Ethics.” A copy of our Code of Ethics is also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at https://www.drhc.com under the heading “Company”, under the subheading “Corporate Governance” and under the document entitled “Guidelines on Significant Governance Issues.” Our Corporate Governance Guidelines are also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.

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Conflicts of Interest
Our Code of Ethics contains a conflicts of interest policy to reduce potential conflicts of interest. Our conflicts of interest policy provides that any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the compliance officer, who must then notify our Board of Directors or a committee of our Board of Directors. Actual or potential conflicts of interest involving a director, executive officer or the compliance officer should be disclosed directly to our Chairman of our Board of Directors and the Chair of our Nominating and Corporate Governance Committee. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with our interests.
Maryland law provides that a contract or other transaction between a corporation and any of the corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:
•the fact of the common directorship or interest is disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or that committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;
•the fact of the common directorship or interest is disclosed to stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote on the matter, other than the votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or
•the contract or transaction is fair and reasonable to the corporation.
Succession Policy
Our Board of Directors has adopted a succession policy for the Chief Executive Officer to cover emergency and other possible occurrences resulting in a vacancy in the position of Chief Executive Officer. Under this policy, our Compensation Committee is responsible to recommend to our full Board of Directors, in the event of an emergency, an interim Chief Executive Officer and to lead the search for a permanent Chief Executive Officer after the interim position has been filled or when there is sufficient time to fill the position when our Compensation Committee is aware that the position will become vacant for a reason other than an emergency.
Cybersecurity Policy
DiamondRock engages a managed services provider, which includes vCISO and vCIO services, to assist DiamondRock with the identification, monitoring, and management of cybersecurity risks. Our managed services provider reports periodically to our management team, including our Chief Accounting Officer & Treasurer and General Counsel & Chief Risk Officer. These senior executives then brief our Board of Directors on information regarding security matters at least quarterly. Additionally, we provide cybersecurity training for all Board members and senior executives.
As part of its charter, the Audit Committee oversees our policies with respect to risk assessment and risk management, including with respect to cybersecurity risks. The Audit Committee administers its risk oversight function by receiving regular reports from members of senior management, including the Chief Accounting Office & Treasurer and General Counsel & Chief Risk Officer, on areas of material risk to the Company. Our Audit Committee discusses DiamondRock’s cybersecurity program at least annually, and receives quarterly updates from internal audit or management on cybersecurity incidents or other developments.
Our Board of Directors plays an important role in the risk oversight of the Company. Our Board of Directors is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board’s committees. Our Board also relies on management to bring significant matters impacting DiamondRock to its attention.

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Environmental Stewardship, Social Responsibility and Governance (ESG)
In 2023, we were recognized by the GRESB Survey - Standing Investments (the “GRESB Report”) as the America's Regional Sector Leader for Hotels.
We are committed to strong environmental, social and governance practices and related disclosure. We are committed to enhancing the value of our sustainability platform through open and transparent communications with our stakeholders. Our sustainability objectives are designed to support our Company's vision and strategic principles through measures to:
•reduce energy and water consumption;
•increase profitability at our hotels;
•proactively manage environmental risks; and
•make positive contributions to communities.
To help us measure our Corporate Responsibility program’s success, we began publishing an annual Corporate Responsibility Report (“CRR”) in 2013, which focuses on our initiatives to enhance Corporate Responsibility progress. Our tenth CRR included information about our Corporate Responsibility program, strategy, initiatives, performance statistics, reduction targets, progress toward achieving our reduction targets, and additional disclosures. The CRR included several enhancements including a pathway to net zero plan, designed to guide the Company on a mission to achieve net-zero status by 2050.
In order to assist investors with better understanding the Company’s environmental, social and governance performance, the Company continued to post disclosures on our website in accordance with the framework established by the Global Reporting Initiative (“GRI Index”) throughout 2023. This framework displays our results in uniform and globally accepted categories, enhancing the ability to compare our results to other organizations. Additionally, the Company added disclosures in accordance with the framework established by the Task Force on Climate-Related Financial Disclosures (“TCFD”) to our website.
Annually, we submit a response to the GRESB Report, which benchmarks the Company's approach and performance on environmental, social and governance indicators against other real estate companies. In 2023, we achieved the highest score in the America’s Hotel Listed Sector, earned four Green Stars and earned Green Star Status for the sixth straight year according to the GRESB Real Estate Assessment. We also ranked first among the America's Hotel peer set and achieved a score of “A” on the GRESB Public Disclosure Assessment in 2023. The GRESB Report is available on our website at https://www.drhc.com under the heading “Investor Relations” and subheading “Sustainability Report.”
The Company continued to make progress as a leader in the quality of our environmental, social and governance disclosures over the past year. In 2023, our performance-based rating from ISS ESG Corporate Rating ranked us in the top twenty percent (20.0%) of all participating companies in the Real Estate Industry worldwide, earning us the designation of Prime Status for Corporate ESG Performance for the fourth consecutive year.
In 2023, our cross-department Corporate Responsibility Committee, comprised of our Chief Financial Officer, General Counsel, internal associates and external advisors, continued to enhance our responsibility efforts, track responsibility initiatives, and uncover new areas of opportunity. The Corporate Responsibility Committee reports to our Nominating and Corporate Governance Committee quarterly and our Board of Directors annually. Pursuant to its charter, our Nominating and Corporate Governance Committee reviews and approves the Company’s activities, goals and policies concerning environmental stewardship and social responsibility matters in addition to its role concerning governance matters.

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We are committed to transparent reporting of our ESG results. In 2023, we continued to strengthen the level of disclosure with relevant international standards and best practices, specifically the International Financial Reporting Standards Foundation (formerly known as the Sustainable Accounting Standards Board or SASB) for the Real Estate Sector. Additionally, to ensure the accuracy and completeness of our environmental reporting, our 2022 environmental performance data was verified by an independent third-party.
For more information on our Corporate Responsibility program and enterprise-wide policies, please review the current copy of our Sustainability Report by visiting http://investor.drhc.com/sustainability-report. The information found on or otherwise available through our website is not incorporated by reference into, not does it form a part of, this proxy statement.

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Director Compensation
The following chart summarizes the compensation earned by our non-employee directors in 2023. Directors who are employees receive no separate compensation for being members of our Board of Directors:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(7)	All Other Compensation ($)(8)	Total ($)

William W. McCarten(2) (Chairman)	192,500	105,000	5,437	302,937
Bruce D. Wardinski(3) (Lead Director and Compensation Committee Chair)	132,500	105,000	—	237,500
Timothy R. Chi(3) (Director and Nominating and Corporate Governance Committee Chair)	102,500	105,000	—	207,500
Michael A. Hartmeier(4) (Director)	92,500	105,000	—	197,500
Kathleen A. Merrill(5) (Director)	92,500	105,000	—	197,500
William J. Shaw(3) (Director and Audit Committee Chair)	107,500	105,000	—	212,500
Tabassum S. Zalotrawala(6) (Director)	92,500	105,000	9,722	207,222
(1)Mr. Brugger is not included in this table because he was an employee of the Company in 2023 and thus received no separate compensation for service as a director.
(2)As of December 31, 2023, Mr. McCarten held 30,713 deferred stock units.
(3)Messrs. Wardinski, Chi, and Shaw do not have any outstanding deferred stock awards as of December 31, 2023.
(4)As of December 31, 2023, Mr. Hartmeier held 33,234 deferred stock units.
(5)As of December 31, 2023, Ms. Merrill held 33,280 deferred stock units.
(6)As of December 31, 2023, Ms. Zalotrawala held 33,194 deferred stock units.
(7)The amounts set forth in this column represent the grant-date fair value of unrestricted stock awards to our non-employee directors. Each non-employee director was granted 12,500 fully vested shares of common stock on May 10, 2023, except directors who deferred the receipt of the annual unrestricted stock award. All such shares had a market value of $105,000 on the grant date, based on the closing price for shares of our common stock on the NYSE on such day. The non-employee directors are permitted to elect to defer the receipt of the annual unrestricted stock award. Those non-employee directors who elect to defer such awards were instead granted an award of deferred stock units. The deferred stock units will be settled in shares of stock in a lump sum six months after the director ceases to be a member of our Board of Directors. Mr. Hartmeier and Ms. Zalotrawala elected to receive deferred stock units and Messrs. Chi, McCarten, Shaw and Wardinski and Ms. Merrill elected to receive shares of common stock.
(8)All other compensation represents reimbursement for lodging, meals, parking and certain other expenses at one of our hotels or other hotels or resorts.
Reasonableness of Non-Employee Director Compensation
Our philosophy on director compensation is to pay directors competitively and fairly for the work required. The design of our program is consistent with recognized best practice with the following provisions:

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•Retainer-only cash compensation with no fees for attending meetings that is an expected part of board service.
•Additional retainers for special roles such as Chairman of the Board, Lead Director and committee chairs to recognize their incremental time and effort.
•Significant portion of total compensation in full-value equity shares, for alignment with stockholders, where annual grants are based on a competitive fixed-value formula and vest immediately to avoid director entrenchment.
•Meaningful stock ownership requirements of five times the annual cash retainer.
•Flexible voluntary deferral provisions and no material benefits or perquisites.
•Our 2016 Equity Incentive Plan includes a $500,000 annual compensation limit on all forms of compensation for non-employee directors other than the chairman and vice chairman of our Board of Directors. The 2024 Plan includes a similar $750,000 annual compensation limit on all forms of compensation of non-employee directors other than the chairman and vice chairman.
Our Compensation Committee periodically reviews the compensation of our non-employee directors. In 2023, our Compensation Committee engaged FW Cook to conduct a study of non-employee director compensation programs in place at comparable public companies. The comparable companies were the same REITs as were used in competitive comparisons of executive compensation (see Compensation Discussion and Analysis - Use of Competitive Set). Based on the recommendation of FW Cook in August 2023, the annual compensation was increased by $10,000, split equally between the annual cash retainer (increased from $90,000 to $95,000) and equity compensation (increased from $100,000 to $105,000).
Cash Compensation
We compensate our directors through an annual retainer as opposed to per meeting fees. We have structured their compensation in this manner in order to simplify and clarify director compensation as each of our three standing committees was comprised of all independent directors in 2023 and often a meeting might discuss matters involving the area of responsibility of more than one committee.
The following chart reflects the annual cash retainers paid to our non-employee directors in 2023.

Name	Annual Fee for Board Membership (1) ($)	Annual Fee for Chairman of the Board, Committee Chairs & Lead Director ($)	Total Cash Fees Paid ($)

William W. McCarten (Chairman)	92,500	100,000	192,500
Bruce D. Wardinski(1) (Lead Director and Compensation Committee Chair)	92,500	40,000	132,500
Timothy R. Chi (Director and Nominating and Corporate Governance Committee Chair)	92,500	10,000	102,500
Michael A. Hartmeier (Director)	92,500	—	92,500
Kathleen A. Merrill (Director)	92,500	—	92,500
William J. Shaw (Director and Audit Committee Chair)	92,500	15,000	107,500
Tabassum S. Zalotrawala (Director)	92,500	—	92,500
(1)The additional annual retainer for our Lead Director is $25,000 and the additional annual retainer for our Compensation Committee Chair is $15,000.

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Equity Compensation
As part of their regular annual compensation, each of our non-employee directors receives a grant of fully-vested shares of common stock each year. The non-employee directors may elect to defer the receipt of the annual stock award. Those non-employee directors who elect to defer such awards will instead be granted an award of deferred stock units and the deferred stock units will be settled in shares of common stock in a lump sum six months after the director ceases to be a member of our Board of Directors.
On May 10, 2023, we issued (i) 12,500 shares of common stock to each of those directors electing to receive the equity award and (ii) 12,500 deferred stock units to each of those directors electing to defer the equity award, both of which had a value of $105,000, based on the closing stock price for our common stock on that date. Mr. Hartmeier and Ms. Zalotrawala elected to defer the receipt of this unrestricted stock award.
Expenses and Perquisites
We reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or its committees or attending continuing professional education classes.
In addition, each of the members of our Board of Directors is entitled to reimbursement for up to $10,000 per annum of lodging, meals, parking and certain other expenses at all of our hotels as well as at other hotels and resorts. The purpose of this policy is to encourage our directors to visit our hotels and other hotels in order to maintain and enhance their knowledge of our portfolio and the lodging industry. All of such reimbursement was considered taxable income to the director who received such reimbursement and is disclosed in the “All Other Compensation” column of the chart entitled “Director Compensation.”
Stock Ownership Policy for Directors
Under our stock ownership policy, each of our non-employee directors has an ownership target which establishes, on an annual basis, the number of shares each non-employee director should hold of Company stock. We count towards this minimum stock ownership target owned shares and deferred stock units. The ownership target for a non-employee director is determined by multiplying the annual cash retainer for Board membership for that year by five and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($9.38 per share for 2024). Until a non-employee director achieves the minimum stock ownership target, he or she is restricted from selling any shares of Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the issuance of Company stock from equity compensation grants, and except for shares that the director has purchased on the open market. Each of our non-employee directors holds shares in excess of his or her 2024 ownership target, except Ms. Zalotrawala, who was elected to our Board of Directors in 2021 and has not had sufficient time to accumulate shares equal to the ownership target.

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Compensation Discussion
and Analysis
Executive Summary
Our “named executive officers” for 2023 were as follows:

Name	Title

Mark W. Brugger	President and Chief Executive Officer
Jeffrey J. Donnelly	Executive Vice President and Chief Financial Officer
Justin L. Leonard	Executive Vice President, Asset Management and Chief Operating Officer
Troy G. Furbay	Executive Vice President and Chief Investment Officer
William J. Tennis	Executive Vice President, General Counsel and Secretary
Our executive compensation program has been designed to meet the following objectives:
•to be straightforward, transparent and market-based;
•to create proper incentives for our executive team to achieve corporate and individual strategic objectives and maximize sustainable long-term stockholder value; and
•to comply with sound corporate governance practices.
Our executive compensation program consists of base salary, annual cash incentive compensation opportunities, annual long-term equity incentive grants and limited perquisites.
Company Highlights
We believe our high-quality hotel portfolio is well positioned within top lodging markets in the U.S. In 2023, we continued to successfully execute on our strategic objectives, including an intense focus on asset management, capital allocation, and balance sheet management. We realized several significant accomplishments in 2023, including:
•Generated total comparable revenues of $1.1 billion, which was an increase of 4.0% over 2022 and the highest revenues in the Company's history.
•Generated Hotel Adjusted EBITDA of $301.2 million, which was a decrease of 3.5% over 2022 and a 4.8% increase over pre-pandemic 2019. For the definition of Hotel Adjusted EBITDA and a reconciliation to net income, refer to "Non-GAAP Measures" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2023.
•Acquired Chico Hot Springs Resort & Spa in August 2023, which increased our resort portfolio.

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•Completed approximately $86 million of capital investment projects to maintain our hotels at institutional standards and for return on investment projects.
•Completed a comprehensive renovation to rebrand the Hilton Boston Downtown/Faneuil Hall as The Dagny Boston, an independent lifestyle hotel in August 2023. The rebranding included a $32 million investment to create a new lobby experience, luxury guestrooms and bathrooms, enhanced meeting facilities and a state-of-the-art fitness center.
•Ended 2023 with a net debt to enterprise value of 33.2%.
•Ended 2023 with total liquidity of approximately $623.5 million.
•Achieved the highest score in the America’s Hotel Listed Sector, earned four Green Stars and earned Green Star Status for the sixth straight year according to the GRESB Real Estate Assessment.
•Ranked first among the America Hotel peer set and achieved a score of “A” on the GRESB Public Disclosure Assessment in 2023.
2023 Compensation Program Overview
Highlighted below are the key components of our executive compensation program, the purpose of each component and the process for determining each component.

Compensation Component	Description and Purpose	Process/Highlights

Base Salary	•Fixed compensation necessary to attract and retain executive talent.	•Executive base salaries are reviewed each year by the Compensation Committee with assistance from its compensation consultant.

	•Based on competitive market, individual role, experience, performance and potential.	•Refer to the subsection entitled “Base Salary” under the discussion of “Compensation Elements” for a three-year history of base salaries for the named executive officers.

Annual Cash Incentive Compensation	•Performance-based cash incentives that reward achievement of annual performance objectives.	•Based on performance against the joint objectives and the individual objectives, the actual cash incentive awards ranged from 88% to 94% of each executive's target opportunity.

	•Tied to Company's business plan and strategic goals.	•Refer to the subsection entitled “Cash Incentive Compensation Program” under the discussion of “Compensation Elements” for more detail.

•Our 2023 annual cash incentive program for executives was based 90% on achievement of joint objectives common to all executives and 10% based on individual goals specific for each executive. The joint objectives included several financial and strategic objectives, the most heavily weighted of which were Hotel Adjusted EBITDA and Adjusted FFO per Share.

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Compensation Component	Description and Purpose	Process/Highlights

Long-Term Equity Incentive Compensation	•Aligns executive compensation with total stockholder return and hotel market share improvement over multi-year performance and vesting periods.	•Grants are generally made in the first quarter each year.

	•50% of long-term equity incentives vest subject to pre-established multi-year performance objectives.	•Grants made in 2023 were 50% in performance stock units (“PSUs”) and 50% in time-based restricted stock or LTIP units.

•Promotes retention of key talent.
•PSUs may be earned from 0% to 150% of a target number of PSUs. 50% of the PSUs are based on our total stockholder return (“TSR”) relative to a peer group over a three-year performance period and 50% of the PSUs are based on achieving improvement in the market share of our hotels over a three-year performance period. The number of PSUs earned based on relative TSR is subject to a “negative TSR cap” that limits the number of PSUs earned to no more than the target amount if absolute TSR is negative for the performance period.

•Refer to the subsection entitled “Long-Term Incentive Compensation” under the discussion of “Compensation Elements” for more detail.

Benefits and Limited Perquisites	•Designed to attract and retain high-performing employees.	•All employee plans are reviewed annually.

	•Includes health and dental insurance, term life insurance, disability coverage and a 401(k) plan match.	•Named executive officers participate in the same benefits plans as all other employees, with the exception of a deferred compensation plan.

•Executive officers and certain senior-level employees can participate in a deferred compensation plan, in which participants may defer earned compensation. There is no Company match in effect for the deferred compensation plan.
•Mr. Brugger has never used the annual reimbursement perquisite for certain hotels stays.

•As a member of our Board of Directors, Mr. Brugger is entitled to annual reimbursement of up to $10,000 for certain hotel stays.

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Target Direct Compensation Mix
The following charts illustrate the target mix between direct compensation elements (base salary, annual cash bonus and long-term equity incentives in the form of time-based restricted stock and PSUs) for our Chief Executive Officer and the average of our other named executive officers (“NEOs”) in 2023.

Other NEOs include Messrs. Donnelly, Furbay, Leonard, and Tennis.
Pay and Performance Alignment
As the pie graphs above illustrate, the majority of our CEO’s ongoing pay opportunity and approximately half of our other named executive officers’ pay opportunities are performance-based and in the form of long-term equity awards, which are aligned with stockholder interests. As a result, actual pay delivery for the CEO and other named executive officers are closely correlated with performance on both an absolute and relative basis.
Our Compensation Committee believes that our long-term incentive program, particularly the PSU component, strongly aligns earned compensation with total stockholder return. As required under SEC rules, the values shown in the Summary Compensation Table and Grants of Plan-Based Awards table in this and prior proxy statements with respect to the PSUs are based on grant-date fair value not earned value.
Compensation Best Practices
Our executive compensation program incorporates the following best practices:
•Our executives’ total compensation opportunity is primarily based on performance, awarded through our annual and long-term incentive compensation programs.
•No guarantees of minimum cash incentive payments are provided for executives after the year of hire.
•The target pay opportunity for our Chief Executive Officer is approximately 60% and, on average, for our other named executive officers is approximately 50% in the form of long-term equity incentives.
•One half of the long-term equity incentives are tied to the achievement of multi-year relative TSR and market share performance goals.
•The payout under multi-year relative TSR performance awards may be reduced if our absolute TSR is negative for the performance period, regardless of our relative TSR performance.

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•Our Compensation Committee requires the personal goal component of the annual cash incentive plan to be specific and measurable.
•Our equity plan generally requires a minimum of one-year vesting on any equity awards issued to executives.
•There are no stock options outstanding, and the Company has not issued stock options in over a decade.
•Any change in control payments under severance agreements are subject to a “double-trigger.”
•Named executive officers are required to accumulate and hold a meaningful amount of stock. The ownership target for the Chief Executive Officer is six times his base salary and for all other executive officers is three times their respective base salary.
•No perquisites are provided to named executive officers that are not otherwise provided to all employees, except executive officers and certain senior-level employees may participate in our deferred compensation plan. There is no Company match in effect under our deferred compensation plan.
•In his capacity as a member of our Board of Directors, Mr. Brugger is entitled to reimbursement up to $10,000 for lodging, meals and certain other expenses at hotels either owned by us or other hotels, which he has never used.
•Our Compensation Committee retains and meets regularly with an independent compensation consultant who advises on executive and director compensation.
•Our Compensation Committee regularly reviews the Company’s incentive compensation plans to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.
•A clawback policy is in effect to excess compensation received by an executive officer in the event of a restatement of our financial statements.
•An anti-hedging policy is in effect to prohibit short sales and the purchase or sale of puts, calls or other derivative securities of the Company.
•Pledging of Company securities is prohibited.
•Our programs are designed to be financially efficient from tax, accounting, cash flow and share dilution perspectives.
Say-On-Pay Results
At the 2023 annual meeting of stockholders, 92.5% of votes cast were in support of the annual, advisory “say-on-pay” proposal.
The Company will continue to regularly engage with our stockholders on executive compensation matters and will continue to strive to address issues and suggestions received through these stockholder engagement efforts. We believe that our regular robust dialogue on these and other topics demonstrates our commitment to strong corporate governance.
Compensation Committee Procedures, Compensation Consultant and Input of Named Executive Officers
Our Compensation Committee is responsible for determining the amount and composition of compensation paid to our Chief Executive Officer and reviews and approves or makes recommendations to our Board of Directors with respect to the compensation for all other executive officers. Our Compensation Committee exercises its independent judgment in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer.

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Independent Consultant
FW Cook advises our Compensation Committee on compensation program design and the amounts we should pay to our executives. They provide our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. FW Cook also advises our Compensation Committee on the design of the compensation program for non-employee directors. FW Cook does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company. As part of the process of assessing the effectiveness of the Company’s compensation programs, our Compensation Committee permits FW Cook to receive input from our Chief Executive Officer regarding the Company’s strategic goals and the manner in which the compensation plans should support these goals.
Annual Process
In the fourth quarter of each year, our Compensation Committee reviews the total compensation of each of our executive officers for the current year, including an estimate of the incentive plan compensation for the current year, a summary of all executive severance agreements and a calculation of potential change-in-control costs. Our Compensation Committee also reviews appropriate compensation studies and surveys. After the review, our Compensation Committee finalizes and approves the design of the compensation plan for the upcoming year.
Our Compensation Committee directed FW Cook to provide a benchmarking study of executive officer compensation compared to similarly situated REITs, or what we call our “competitive set.” Following the review of the study and considering the skill level of each executive, our Compensation Committee sets an appropriate base salary for the executive officers along with target bonuses and equity awards for the following year.
Subsequent to the end of the year, once the financial results for the prior year are available and the annual budget for the current year is finalized, our Compensation Committee reviews the achievement of the formulaic components of the cash incentive program and individual objectives. Based on this review, our Compensation Committee finalizes and approves the annual cash incentive compensation for the prior year. Additionally, our Compensation Committee finalizes the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term incentive awards.
We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.
Use of Competitive Set
Each year, our Compensation Committee conducts a review of the executive compensation program in terms of both design and compensation levels. This includes a competitive analysis of our compensation practices versus those of our peers with a focus on other lodging REITs. As we target our total compensation to be at or close to the median of our competitive set, we seek to ensure that approximately half of the target compensation opportunity provided to our executives is in the form of equity; as a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our competitive set. We generally attempt to pay base salaries at levels competitive with that of our competitive set.
In 2022, FW Cook conducted a competitive analysis of executive compensation levels against our competitive set to assist our Compensation Committee in making compensation decisions with respect to target pay opportunities for our executives and our incentive program for 2023. The competitive set was comprised of 10 lodging-focused, self-managed REITs (the "Lodging REIT subset") and three non-lodging REITs with market capitalization in range with the Company's market capitalization. Additionally, we typically review the executive compensation practices at Host Hotels & Resorts, Inc. (Nasdaq: HST), but we exclude this information from summary statistics as HST is substantially larger than us. The REITs in our competitive set for the analysis were:

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		Market Capitalization as of 12/31/23 (in millions)
Company	Ticker Symbol	Regular	UPREIT

Apple Hospitality REIT	APLE	$3,800	$3,800
Chatham Lodging Trust	CLDT	$524	$534
Elme Communities	ELME	$1,282	$1,283
Hersha Hospitality Trust	HT	$2,316	$2,316
Park Hotels & Resorts	PK	$3,213	$3,213
Pebblebrook Hotel Trust	PEB	$1,926	$1,942
RLJ Lodging Trust	RLJ	$1,799	$1,808
RPT Realty	RPT	$1,112	$1,133
Ryman Hospitality Properties, Inc.	RHP	$6,500	$6,544
Summit Hotel Properties, Inc.	INN	$723	$830
Sunstone Hotel Investors, Inc.	SHO	$2,204	$2,204
Urban Edge Properties	UE	$2,153	$2,248
Xenia Hotels & Resorts, Inc.	XHR	$1,433	$1,480
75th Percentile		$2,316	$2,316
Median		$1,926	$1,942
25th Percentile		$1,282	$1,283
DiamondRock Hospitality Company	DRH	$1,968	$1,978
Percentile Rank		52%	51%
Source: S&P Capital IQ
Our executives’ target compensation for 2023 compared to the most recently disclosed (as of the fourth quarter of 2022) target compensation of executives in the revised REIT competitive set is as follows:

Executive (1)	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Target Direct Compensation

Mr. Brugger	Chief Executive Officer	6 of 13	6 of 13	4 of 13	5 of 13
Mr. Donnelly	Chief Financial Officer	5 of 13	9 of 13	6 of 13	7 of 13
Mr. Leonard	Chief Operating Officer (1)	4 of 6	5 of 6	5 of 6	4 of 6
Mr. Furbay	Chief Investment Officer (1)	2 of 5	4 of 5	5 of 5	4 of 5
Mr. Tennis	General Counsel (1)	1 of 8	3 of 8	2 of 8	2 of 8
(1)Certain of the companies in the REIT competitive set do not publicly report compensation for a Chief Operating Officer, Chief Investment Officer or General Counsel.
The table above reflects our relative ranking in target compensation for 2023 versus the most recently disclosed peer group data at the time of the analysis. The rankings are from highest to lowest, where "1" is the highest. For example, "6 of 13" means 6th highest of 13 in the competitive set, meaning 5 in the competitive set are higher and 7 are lower. Actual compensation may be above or below

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these targets, based on actual performance. Furthermore, the realized value of equity compensation will likely vary from the target value depending on our stockholder return performance, both on an absolute basis and, with respect to a portion of the PSUs, relative to the peer group.
Compensation Elements
Our compensation program seeks to promote our compensation philosophy and objectives through an appropriate mix of four core elements of compensation:
1.base salary;
2.cash incentive compensation program;
3.long-term incentive compensation; and
4.benefits and limited perquisites.
1.Base Salary
We review our executives’ base salaries annually in the fourth quarter of each calendar year and consider adjustments for the following calendar year.
Our primary compensation philosophy is to target our total compensation to be at or close to the median of our competitive set and to ensure that approximately half of the target compensation opportunity for our senior executives is in the form of equity. As a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to executives of the companies in our competitive set. During our annual compensation review, we generally attempt to set the base salaries within the range of base salaries paid to members of our competitive set. However, we adjust base salaries to reflect each executive’s assigned responsibilities, relevant level of experience and individual performance compared to other members of the competitive set.
The base salaries for 2024, 2023 and 2022 are as follows:

Name	2024 ($)	2023 ($)	2022 ($)

Mark W. Brugger	850,000	832,000	800,000
Jeffrey J. Donnelly	550,000	511,700	492,000
Justin L. Leonard	532,000	511,700	492,000
Troy G. Furbay	532,000	511,700	492,000
William J. Tennis	472,000	454,500	437,000
For the calendar year 2023, our Compensation Committee determined to increase the base salaries of each of our named executive officers by 4%, which is consistent with the increase in base salary for all other employees. For the calendar year 2024, our Compensation Committee determined to increase the base salaries of each of our named executive officers by 2% to 7%, to acknowledge individual contributions and professional development. The increase in base salaries of our named executive officers was consistent with the increases in base salaries for other employees of the Company.
2.Cash Incentive Compensation Program
We maintain an annual cash incentive compensation program pursuant to which our executive officers are eligible to earn cash bonuses based upon their achievement of certain objective corporate goals as well as certain individual goals set by our Compensation Committee at the beginning of that fiscal year.

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For 2023, our annual cash incentive compensation program was based on two components: (i) joint objectives for all executive officers, weighted 90% and (ii) individual objectives for each officer, weighted 10%.
Joint Objectives
The joint objectives portion of our annual cash incentive program included several financial and strategic objectives designed to best support our business. The most heavily weighted of the joint objectives was achievement of Hotel Adjusted EBITDA and Adjusted FFO per share targets, weighted 50% and 20%, respectively, in order to incentivize the executive officers to focus on increasing cash flow from our hotels. For the definition of Hotel Adjusted EBITDA and Adjusted FFO and a reconciliation of each to net income, refer to "Non-GAAP Measures" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2023. In addition, the Adjusted FFO per share target excludes the income tax provision and corporate bonus expense.
In addition to the financial targets described above, the other joint objectives were constructed to reward achieving the Company’s strategic objectives. The Company is purposefully increasing its commitment to achieving ESG practices and disclosure and, consequently, goals to achieve specific ESG benchmarks were included in the joint objectives. Other joint objectives related to the performance of the Company's recent acquisitions relative to underwriting and performance culture initiatives.
The following table reflects the joint objectives, the weighting for each objective and the achievement of each objective:

Objective	% of Overall	Threshold	Target	Maximum	Actual Performance

Hotel Adjusted EBITDA	50%	$280.7 million	$330.2 million	$379.8 million	$301.2 million
Adjusted FFO per Share	20%	$0.93	$1.10	$1.26	$0.95
ESG Goal: GRESB Real Estate Assessment	2%	80	82	84	85
ESG Goal: GRESB Public Disclosure Assessment	2%	80	82	84	96
ESG Goal: ISS Governance Score	2%	5	4	3	1
ESG Goal: ISS Environmental Score	2%	5	4	3	2
ESG Goal: ISS Social Score	2%	5	4	3	3
Acquisition Performance	5%	90%	100%	110%	85.4%
Performance Culture Initiatives	5%	Qualitative			Target
Based on the achievements described above, our Compensation Committee determined the executives earned 85% of the target opportunity for the joint objectives component.
Individual Strategic Objectives
For 2023, 10% of each executive's annual cash incentive was based on the achievement of individual objectives. Our Compensation Committee established strategic objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities as they related to the Company’s overall business plan.
Our Compensation Committee assesses the individual achievements of each executive officer relative to the individual objectives and our Chief Executive Officer provides his assessment of each executive officer other than himself. Every other year, our Compensation Committee engages a third party firm to conduct an evaluation of our Chief Executive Officer and in the intervening year, the Chairman of the Board interviews each executive officer and board member to prepare an assessment of the performance of our Chief Executive Officer, which assessment is delivered to our Board of Directors.

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Each executive’s individual strategic objectives, along with our Compensation Committee’s determination of overall performance achievement for the individual strategic component, is summarized as follows:
•Mr. Brugger's objectives included the overall execution of the joint objectives of the executive officers, oversight of ESG initiatives, talent development, investor relationships and professional development. Mr. Brugger earned 110% of target for his individual strategic objectives.
•Mr. Donnelly's objectives included the oversight of ESG initiatives, managing the Company's interest rate risk, oversight of capital allocation strategy, directing the finance and accounting functions and talent development. Mr. Donnelly earned 180% of target for his individual strategic objectives.
•Mr. Leonard's objectives included the achievement of the Hotel Adjusted EBITDA target, development of a multi-year capital plan for each of the Company's hotels, oversight of the conversion of certain hotels to independent or lifestyle brands, restructuring of certain management agreements, and relationships with operators. Mr. Leonard earned 180% of target for his individual strategic objectives.
•Mr. Furbay's objectives included implementing the Company's objectives for acquisitions and dispositions, restructuring of certain management agreements, oversight of certain renovation projects and the development of master plans for certain hotels. Mr. Furbay earned 170% of target for his individual strategic objectives.
•Mr. Tennis' objectives included management of legal matters and oversight of outside counsel, oversight of ESG initiatives, advising on labor matters, and advising on the Company's say on pay proposal. Mr. Tennis earned 180% of target for his individual strategic objectives.
The annual incentive opportunity ranges for 2023 and the actual cash incentive compensation earned and paid for 2023 performance as a percentage of base salary were as follows:

	2023 Cash Incentive Opportunity (as % of Base Salary)			2023 Cash Incentive Earned
Name	Threshold (%)	Target (%)	Maximum (%)	Target (%)	Base Salary (%)	Value ($)

Mark W. Brugger	75	150	300	88	131	1,092,120
Jeffrey J. Donnelly	45	90	180	94	85	435,094
Justin L. Leonard	45	90	180	94	85	435,094
Troy G. Furbay	45	90	180	93	84	430,489
William J. Tennis	45	90	180	94	85	386,457
3.Long-Term Incentive Compensation
Generally, we target providing approximately half of each executive’s target compensation opportunity in the form of long-term equity incentives. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our competitive set. On this basis, our Compensation Committee determined that Mr. Brugger’s long-term equity incentive award should be approximately 60% of his total compensation in order to further align his compensation with the total stockholder return of the Company.
We grant equity awards to align the interests of our executives with those of our stockholders, and to create incentives for our executives to protect and grow stockholder value, including through maintenance and growth of our dividend. Our executive officers

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are not guaranteed any minimum number of shares of restricted stock or other equity grants. We generally grant equity awards annually in February.
Types of Awards
We grant an annual award to each executive officer, 50% of which consists of time-based vesting awards of restricted stock or long-term incentive plans units (“LTIP units”) and 50% of which consists of performance stock units, or PSUs, which are earned based on the achievement of specified performance criteria. Each of these types of awards is described in more detail below.
Restricted Stock
Fifty percent of the target annual long-term incentive for each executive officer is granted in restricted stock to align the interests of these executive officers with those of our stockholders and to help retain the services of these executives through multi-year vesting schedules. Our restricted stock awards generally vest in three equal annual installments from the date of grant. All dividends on unvested shares accrue and are paid out only when the underlying restricted shares vest.
LTIP Units
Our Compensation Committee provides each executive officer with the opportunity to elect to receive LTIP units in lieu of restricted stock. LTIP units are designed to qualify as “profits interests” in DiamondRock Hospitality Limited Partnership, the Company's operating partnership, for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common stock, but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock. We believe that these full value awards provide alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price.
Performance Stock Units
PSUs entitle each executive officer to earn shares of common stock subject to the achievement of certain performance targets. 50% of the PSUs may be earned based on three-year relative stockholder return and 50% may be earned based on achieving improvement in the market share for each of the Company’s hotels over the three-year performance period.
Each executive officer is granted a target number of PSUs. The actual number of PSUs earned will range from zero to 150% of the target number of PSUs. Earned shares, if any, vest at the end of the three-year performance period. Dividends are not paid currently on the common stock underlying the PSUs; instead, the dividends are treated as “re-invested” and are only earned to the extent the underlying PSU is also earned. PSUs are settled at the end of the three-year performance period by the issuance of a share of common stock for every PSU earned.
The relative total stockholder return PSUs are based on the Company’s percentile rank relative to a peer group at the end of the three-year performance period. The peer group is the Lodging REIT subset referred to above, with the addition of Host Hotels & Resorts. The number of PSUs earned is calculated in accordance with the following:

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DiamondRock Hospitality Company Relative TSR Percentile Rank	Percent of Target PSUs Earned

< 30th Percentile	0%
30th Percentile	50%
50th Percentile	100%
> or Equal to 75th Percentile	150%
The number of PSUs earned is linearly interpolated for achievement in between each of the performance levels. The number of PSUs earned is subject to a negative TSR cap that limits the number of PSUs earned if absolute TSR is negative for any performance period.
The Company's relative TSR for the three-year performance period ended February 2024 ranked at the 68th percentile, which would have resulted in 136% of the target number of relative total stockholder PSUs being earned. However, because our absolute TSR was negative for the performance period, the payout was capped at 100% of target.
The hotel market share PSUs are based on improvement in market share for each of the Company’s hotels during the three-year performance period. This is determined by establishing a baseline for each hotel of how well it is performing against its competitive set in its market at the beginning of the performance period. This is based on a report prepared for each hotel by STR Global, a well-recognized and universally accepted benchmarking service for the hospitality industry (“STR Report”). Improving the market share of our hotels leads to stronger results for our entire portfolio. At the end of the three-year performance period, a STR Report is again generated for each of our hotels. If 50% of our hotels have shown improvement by capturing a larger share of the market from its competitors over that three-year period, then the target number of PSUs for this component has been earned. The number of PSUs earned is calculated in accordance with the following:

Percentage of Hotels with Market Share Improvement	Percent of Target PSUs Earned

< 30%	0%
30%	50%
50%	100%
> or Equal to 75%	150%
The number of PSUs earned is linearly interpolated for achievement in between each of the performance levels.
For the hotel market share PSUs granted in 2021 and vested in February 2024, each executive officer earned 91.1% of the target hotel market share PSUs based on 46% of the Company's hotels improving market share over the performance period. The significant disruption to the travel industry as a result of the COVID-19 pandemic caused many hotels, both ours and those in our competitive sets, to close or operate with limited occupancy in 2020. As a result, the relevant data required to determine our market share performance for 2020, which was the intended baseline for the 2021 market share PSU award, was not available. Therefore, prior to the grant of PSUs in 2021, our Compensation Committee determined that the performance period should be two years, comparing the trailing 12-month market share of our hotels on December 31, 2021 to the trailing 12-month market share of our hotels on December 31, 2023. For the PSUs granted in 2022, the performance period reverted to three years.
Our Compensation Committee has evaluated several long-term incentive alternatives over the years to determine a mix that best supports our objectives and is effective for us, given our REIT structure. Our Compensation Committee believes that the PSU program, as currently designed, aligns our interests with those of stockholders because it calibrates earned compensation to our performance, measured both on an absolute basis and relative to our peers, which are investment alternatives for our stockholders.
Our Compensation Committee believes that our long-term incentive compensation program, particularly the PSU component, strongly aligns earned compensation with total stockholder return. As required under SEC rules, the values shown in the Summary

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Compensation Table and Grants of Plan-Based Awards table in this and prior proxy statements with respect to the PSUs are based on grant-date fair value not earned value.
4.Perquisites and other benefits
We have never had a pension plan and we have very limited perquisites. Our named executive officers, along with all of our employees on a non-discriminatory basis, receive: (i) health and dental insurance with the Company paying 100% of the premiums, (ii) a $200,000 group term life insurance policy, and (iii) long-term and short-term disability coverage. We maintain a retirement savings plan for all of our employees under section 401(k) of the Code. All of our employees, including our named executive officers, benefit from the same company matching formula. In addition, subject to certain limitations, Mr. Brugger, as a member of our Board of Directors, is entitled to annual reimbursement of up to $10,000 of lodging, meals, parking and certain other expenses at all of our hotels and at other hotels; however, Mr. Brugger has never used this benefit.
We also have a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer their cash and equity compensation. The amounts deferred are not included in the participant’s current taxable income and, therefore, are not currently deductible by us. With respect to deferred cash compensation, the participants select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any participant, although the plan does permit such contributions.
Severance Agreements
We have entered into severance agreements with each of our named executive officers, which provide them with certain severance benefits if employment ends under certain circumstances. We believe that the severance agreements will benefit us by helping to attract and retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a termination of their employment, especially in connection with a possible change in control of the Company. Further detail regarding the severance agreements is provided as part of the Executive Officer Compensation Summary below.
Discussion of Certain Compensation Policies
Stock Ownership Policy for Senior Executives
We believe that it is important to align the interests of senior management with those of our stockholders. As one concrete step to ensure such alignment, we have a stock ownership policy for each of our senior executive officers, which is similar to the stock ownership policy for our non-executive directors.
Under our stock ownership policy, an ownership target is set for each of our named executive officers. The ownership target establishes, on an annual basis, the number of shares each covered executive should hold of Company stock. If an executive holds less than the ownership target, he or she is restricted from selling any Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the vesting of equity compensation awards, and except for shares which the executive has purchased on the open market.
We count towards this ownership target only those shares that are owned by an executive, including shares purchased or awarded under our equity compensation program to the extent that such shares are fully vested and otherwise continue to be owned by the executive. The ownership target for an executive is determined by calculating a multiple (six times in the case of the Chief Executive Officer and three times in the case of all other executive officers) of that executive’s base salary for the year and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($9.38 per share for 2024). All named executive officers have met the ownership target except Messrs. Donnelly and Leonard, who joined the

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Company in 2019 and 2022, respectively, and have not yet accumulated enough shares to meet the ownership target. Neither Mr. Donnelly nor Mr. Leonard has sold any shares.
Clawback Policy
Effective as of October 2, 2023, our Board of Directors adopted a clawback policy that requires recovery from executive officers of incentive-based compensation that is earned, granted or vested based on the achievement of a financial reporting measure in the event of a required restatement of previously issued financial statements. The recoverable compensation includes any compensation received after the effective date of the clawback policy and in the three-year fiscal period preceding the date the Company was required to prepare the restatement that is in excess of the amount that would have been received had it been calculated based on the restated financial statements. Recovery is required regardless of fault or a covered officer's role in the financial reporting process. The clawback policy complies with Rule 10D-1 under the Exchange Act, adopted by the SEC in October 2022, and has been filed as an exhibit to the Company's Annual Report of Form 10-K.
Hedging, Short Sales, and Pledging Policies
Our board of directors has adopted policies pursuant to which members of the Board of Directors, each named executive officer and certain other executives are prohibited from selling any securities of the Company that are not owned at the time of the sale (“short sale”); purchasing or selling puts, calls or other derivative securities of the Company at any time; and pledging Company securities as collateral for a loan.
Tax Deductibility of Executive Compensation
The rules of the SEC require that we comment upon our policy with respect to Section 162(m) of the Code, which limits the deductibility on our tax return of compensation over $1 million to the Chief Executive Officer and certain other highly compensated executive officers. Although certain qualifying “performance-based compensation” was previously exempt from this deduction limit, the Tax Cuts and Jobs Act enacted in 2017 (the “TCJA”) made certain changes to Section 162(m) of the Code. Pursuant to such changes, “performance-based compensation” is no longer exempt under Section 162(m) of the Code effective for tax years beginning after January 1, 2018, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and which were not modified in any material respect on or after such date.
Under a series of private letter rulings issued by the Internal Revenue Service (the “IRS”) prior to the enactment of the TCJA, compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner was not subject to the limitation on deductibility under Section 162(m) of the Code to the extent such compensation was attributable to services rendered to the REIT’s operating partnership. In December 2019, the IRS issued proposed Treasury regulations under Section 162(m) of the Code (the “Proposed Regulations”) that overturn the guidance in the private letter rulings and apply Section 162(m) of the Code’s $1 million deduction limit to a REIT’s distributive share of any compensation paid by the REIT’s operating partnership to certain current and former executive officers of the REIT.  The guidance under the Proposed Regulations would apply to all compensation deductible in tax years ending on or after December 20, 2019 other than compensation paid pursuant to a written binding contract in effect on December 20, 2019 that is not subsequently materially modified.  This guidance represents a significant change in IRS guidance regarding the deductibility of compensation for REITs and, to the extent that compensation paid to our executive officers does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to U.S. federal income taxation as dividend income rather than return of capital.
However, in designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m) in order to maintain the flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals. Our Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may

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result in non-deductible compensation expense. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m) of the Code.
Section 409A of the Internal Revenue Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives "deferred compensation" that does not satisfy the requirements of Section 409A of the Code. We maintain a nonqualified deferred compensation plan for our executive officers and such plan, along with certain severance arrangements, bonus arrangements and equity awards, have all been structured in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code. For our non-employee directors, we provide deferred stock units, which have been structured to comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board's Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date "fair value" of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from such awards.

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Compensation Committee Report
of Executive Compensation
The undersigned members of the Compensation Committee of the Board of Directors of DiamondRock Hospitality Company submit this report in connection with our review of the Compensation Discussion and Analysis section of the Proxy Statement for the fiscal year ended December 31, 2023.
The Compensation Committee notes that we have oversight responsibilities only. We rely without independent verification on the information provided to us and on the representations made by management. Accordingly, our oversight does not provide an independent basis to determine whether the Compensation Discussion and Analysis section of the Proxy Statement is accurate and complete. We also note that management has the primary responsibility for the preparation of the Compensation Discussion and Analysis section of the Proxy Statement.
We, however, have reviewed the Compensation Discussion and Analysis and have discussed it with management; and in reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in the Proxy Statement.
Submitted by the Compensation Committee
Bruce D. Wardinski, Chair
Timothy R. Chi
Michael A. Hartmeier
Kathleen A. Merrill
William J. Shaw
Tabassum S. Zalotrawala

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Executive Officer Compensation Summary
2023 Summary Compensation Table
The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our named executive officers for the years shown as consideration for services rendered to the Company.
With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Stock Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. With respect to performance-based restricted share awards, the dollar value computed is based on the probable outcome of the performance conditions as of the grant date of the award.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)

Mark W. Brugger President and Chief Executive Officer	2023	832,000	—	3,000,000	1,092,120	13,200	4,937,320
	2022	800,000	—	3,000,000	2,112,443	12,200	5,924,643
	2021	775,000	—	6,000,000	1,902,774	11,600	8,689,374
Jeffrey J. Donnelly Executive Vice President and Chief Financial Officer	2023	511,700	—	1,100,000	435,094	13,200	2,059,994
	2022	492,000	—	1,000,000	799,177	12,200	2,303,377
	2021	464,000	—	1,900,000	694,738	11,600	3,070,338
Justin L. Leonard(1) Executive Vice President, Asset Management and Chief Operating Officer	2023	511,700	—	900,000	435,094	13,200	1,859,994
	2022	225,500	—	1,325,000	749,362	9,020	2,308,882
	2021	—	—	—	—	—	—
Troy G. Furbay Executive Vice President and Chief Investment Officer	2023	511,700	—	950,000	430,489	13,200	1,905,389
	2022	492,000	—	900,000	777,922	12,200	2,182,122
	2021	478,000	—	1,800,000	715,700	11,600	3,005,300
William J. Tennis Executive Vice President and General Counsel	2023	454,500	—	650,000	386,457	13,200	1,504,157
	2022	437,000	—	650,000	704,921	12,200	1,804,121
	2021	424,000	—	1,050,000	615,767	11,600	2,101,367
(1)Mr. Leonard's employment with the Company commenced on July 18, 2022.
(2)The amounts reported under this column include restricted stock, LTIP unit and PSU awards, which are described above under the heading “3. Long-Term Incentive Compensation.” The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 7

DiamondRock Hospitality	59	2024 Proxy Statement

to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2023. The amounts reported for 2021 include special retention awards granted to certain executives to ensure their retention in light of increased compensation for lodging industry talent. The table above shows the grant date fair value of the PSU awards based on probable outcome of the applicable performance conditions. The value of the PSU awards is dependent on the Company’s performance over a three-year period and there is no assurance that the awards will be earned. The maximum dollar value of the PSU awards granted in 2023 are as follows: Mr. Brugger - $2,250,000, Mr. Donnelly - $825,000, Mr. Leonard - $675,000, Mr. Furbay - $712,500 and Mr. Tennis - $487,500.
(3)All Other Compensation represents the annual 401k match for each executive.
Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based incentive awards granted in 2023 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mark W. Brugger		624,000	1,248,000	2,496,000	—	—	—	—	—
	2/23/2023	—	—	—	—	—	—	167,785	1,500,000
	2/23/2023	—	—	—	82,619	165,238	247,857	—	1,500,000
Jeffrey J. Donnelly		230,265	460,530	921,060	—	—	—	—	—
	2/23/2023	—	—	—	—	—	—	61,521	550,000
	2/23/2023	—	—	—	30,294	60,587	90,881	—	550,000
Justin L. Leonard		230,265	460,530	921,060	—	—	—	—	—
	2/23/2023	—	—	—	—	—	—	50,336	450,000
	2/23/2023	—	—	—	24,786	49,571	74,357	—	450,000
Troy G. Furbay		230,265	460,530	921,060	—	—	—	—	—
	2/23/2023	—	—	—	—	—	—	53,132	475,000
	2/23/2023	—	—	—	26,163	52,325	78,488	—	475,000
William J. Tennis		204,525	409,050	818,100	—	—	—	—	—
	2/23/2023	—	—	—	—	—	—	36,353	325,000
	2/23/2023	—	—	—	17,901	35,802	53,703	—	325,000
(1)At a Compensation Committee meeting held on February 27, 2024, we awarded each of our named executive officers, pursuant to the 2023 cash incentive compensation program, the following amounts: Mr. Brugger - $1,092,120; Mr. Donnelly - $435,094; Mr. Leonard - $435,094; Mr. Furbay - $430,489 and Mr. Tennis - $386,457. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)Represents PSU awards. See “3. Long-Term Incentive Compensation” above for a description of the PSU awards.
(3)Represents the grant date fair value of the restricted stock or LTIP unit awards as determined in accordance with FASB ASC Topic 718.

DiamondRock Hospitality	60	2024 Proxy Statement

Outstanding Equity Awards as of December 31, 2023
The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2023. The outstanding equity awards listed below may be subject to accelerated vesting as further discussed under "Severance Agreements" below. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the ASC 718 values or the compensation expense recognized by the Company on its financial statements for fiscal year 2023 with respect to its long-term equity incentive plan awards.

Name	Grant Date	Number of Shares or Units of Stock or LTIP Units That Have Not Vested(1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

Mark W. Brugger	3/2/2021	53,192	(4)	499,473	246,194	2,311,762
	3/2/2021	319,149	(5)	2,996,809	—	—
	2/22/2022	104,603	(6)	982,222	237,100	2,226,369
	2/23/2023	167,785	(7)	1,575,501	250,616	2,353,284
Jeffrey J. Donnelly	3/2/2021	16,844	(4)	158,165	77,963	732,073
	3/2/2021	101,064	(5)	948,991	—	—
	2/22/2022	34,867	(6)	327,401	79,034	742,129
	2/23/2023	61,521	(7)	577,682	91,892	862,866
Justin L. Leonard	8/9/2022	56,867	(8)	533,981	107,102	1,005,688
	2/23/2023	50,336	(7)	472,655	75,185	705,987
Troy G. Furbay	3/2/2021	15,958	(4)	149,846	73,859	693,536
	3/2/2021	95,745	(5)	899,046	—	—
	2/22/2022	31,381	(6)	294,668	71,129	667,901
	2/23/2023	53,132	(7)	498,909	79,360	745,190
William J. Tennis	3/2/2021	11,524	(4)	108,210	53,343	500,891
	3/2/2021	42,553	(5)	399,573	—	—
	2/22/2022	22,664	(6)	212,815	51,371	482,374
	2/23/2023	36,353	(7)	341,355	54,303	509,905
(1)Represents the number of unvested time-based restricted stock and LTIP unit awards as of December 31, 2023.
(2)Based on the closing price of our common stock on December 29, 2023, which was $9.39.
(3)Represents PSU awards, which are described at “3. Long-Term Incentive Compensation” above. In accordance with the SEC rules, the amounts shown represent the maximum number of units that may vest (and settle in the form of common stock) under this performance-based award.
(4)Represents a restricted stock award that vests on February 27, 2024, subject to the executive's continued employment.
(5)Represents a restricted stock award that vests as follows: 25% on February 27, 2024, 25% on February 27, 2025 and 50% on February 27, 2026, subject to the executive's continued employment, except for Mr. Tennis's award which vests 100% on February 27, 2024.
(6)Represents a restricted stock award that vests ratably on February 27 of 2024 and 2025, subject to the executive's continued employment.

DiamondRock Hospitality	61	2024 Proxy Statement

(7)Represents a restricted stock award, or with respect to Messrs. Brugger, Furbay and Tennis a LTIP unit award. Each award vests ratably on February 27 of 2024, 2025 and 2026, subject to the executive's continued employment.
(8)Represents a LTIP unit award that vests ratably on August 9 of 2024, 2025, 2026 and 2027, subject to the executive's continued employment.
Option Exercises and Stock Vested in 2023
The following table presents, for each of our named executive officers, the shares of common stock that were acquired upon vesting of restricted stock and PSU awards and the related value realized during the fiscal year ended December 31, 2023.

Name	Number of Shares Acquired on Vesting of Restricted Stock (#)	Number of LTIP Units Acquired on Vesting of LTIP Unit Awards (#)	Number of Shares Acquired on Vesting of PSUs(1) (#)	Value Realized on Vesting(2) ($)

Mark W. Brugger	157,684	—	173,746	2,949,727
Jeffrey J. Donnelly	112,172	—	46,332	1,410,686
Justin L. Leonard	—	14,217	—	126,531
Troy G. Furbay	31,647	15,657	52,123	884,900
William J. Tennis	22,587	11,309	37,645	636,715
(1)The number of shares issued upon the vesting of PSU awards granted in 2020 equaled 103.4% of the target award.
(2)Based on the closing price of our common stock on the vesting date, which was $8.90.
Nonqualified Deferred Compensation Plan
In 2014, our Board of Directors approved the implementation of a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer their cash and equity compensation. The amounts deferred are not included in the participant’s current taxable income and, therefore, are not currently deductible by us. With respect to deferred cash compensation, the participants select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any participant, although the plan does permit such contributions.

DiamondRock Hospitality	62	2024 Proxy Statement

The following table shows the deferrals made by our named executive officers to the deferred compensation plan during the year ended December 31, 2023, the earnings (losses) and withdrawals/distributions during the year, and the aggregate account balance under the deferred compensation plan as of December 31, 2023.

Name	Type of Compensation	Executive Contributions in 2023 ($)(1)	Company Contributions in 2023 ($)	Aggregate Earnings in 2023 ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at 12/31/2023 ($)

Mark W. Brugger	Cash	—	—	221,979	—	1,133,805
	Equity	—	—	1,032,992	—	8,083,166
Jeffrey J. Donnelly	Cash	—	—	—	—	—
	Equity	536,225	—	62,926	—	827,128
Justin L. Leonard	Cash	—	—	—	—	—
	Equity	—	—	—	—	—
Troy G. Furbay	Cash	—	—	259,000	—	1,562,880
	Equity	463,895	—	438,980	—	3,724,600
William J. Tennis	Cash	—	—	275,345	—	2,031,224
	Equity	335,041	—	354,369	—	2,982,086
(1)Reflects the deferral of base salary, annual cash incentive compensation and/or long-term equity incentive compensation received in 2023 under the deferred compensation plan. Such amounts are reflected in the Summary Compensation Table.
Benefits under the deferred compensation plan are generally paid in a lump sum upon the participant’s termination of employment prior to retirement, death or in a lump sum or annual installments for a period of up to ten years (as previously selected by the participant) upon the participant’s retirement. Payments will generally start or be made in January following the year of termination or retirement. Participants may also, at the time of deferral, elect a fixed distribution date, provided that such distribution date is at least five years after the end of the calendar year in which amounts are deferred.
Severance Agreements
Pursuant to the severance agreements in place with each of our named executive officers, each of them will be entitled to receive cash severance benefits under his severance agreement if we terminate such executive’s employment without cause or such executive resigns with good reason. These severance agreements have so-called “double triggers” as the executives are not entitled to receive any cash severance benefits if, following a change of control, they remain in their position or they resign without demonstrating good reason. If the executive officers are entitled to receive cash severance benefits, they will receive a lump sum payment equal to three times, with respect to Mr. Brugger, or two times, with respect to Messrs. Donnelly, Furbay and Tennis, the sum of (x) their then current base salary and (y) their target bonus under our annual cash incentive compensation program. If Mr. Leonard is entitled to receive cash severance benefits in connection with a termination following a change of control of the Company, he will receive a lump sum payment equal to two times (through the second anniversary of the commencement of employment), then one and one-half times (through the fourth year of the commencement of employment), and then one time thereafter, the sum of (x) his current base salary and (y) his target bonus under our annual cash incentive program. If Mr. Leonard’s employment is terminated without cause or he resigns with good reason not in connection with a change in control, he will be entitled to a lump sum payment equal to the sum of (x) his then current base salary and (y) his target bonus under our annual cash compensation program.
In addition, if we terminate such executive’s employment without cause or such executive resigns with good reason, or if the executive dies or becomes disabled, the executive (or his family) will be entitled to (i) a pro-rated bonus for the year of termination under our cash incentive program at target, (ii) continued life, health and disability insurance coverage for himself, his spouse and dependents for

DiamondRock Hospitality	63	2024 Proxy Statement

eighteen months and (iii) in the cases of death or disability, the immediate vesting of any unvested portion of any restricted stock, LTIP unit or PSU award previously issued to the executive. If we terminate the executive’s employment without cause or such executive resigns with good reason, the executive can retain his PSU awards, but he will not receive any shares until the end of the performance period and the number of shares issued will equal the target amount. Upon a change in control, regardless of whether there has been a termination of employment, the Company will determine the number of PSUs earned based on the performance as of the date immediately prior to the change in control, but such awards may remain subject to service vesting for the remainder of the performance period, which vesting will be accelerated if there is a subsequent involuntary termination.
In the event that the executive retires and has been designated as an eligible retiree by our Board of Directors, the executive will be eligible to continue to vest in any outstanding unvested restricted stock, LTIP unit and PSU awards, but the executive will not receive any cash severance or any continued life, health, or disability coverage for himself or his spouse or dependents.
For the agreements entered into prior to 2009, which includes only the agreement for Mr. Brugger, in the event that the severance benefits described above are paid in connection with a change in control of the Company and deemed “excess parachute payments” under Section 280G of the Code, Mr. Brugger, may be eligible to receive a tax “gross up” payment equal to the additional taxes, if any, imposed on him under Section 4999 of the Code in respect of such excess parachute payments. This excise tax gross up is available only to the extent that the value of the severance benefits payable to an executive equals or exceeds 110% of the maximum amount the executive could have received without being subject to any excise tax under Section 4999 of the Code (the “safe harbor”). In the event that the value of the severance benefits payable to an executive is subject to the excise tax but does not equal or exceed 110% of the “safe harbor”, the amount of the severance benefits will be reduced to an amount that does not trigger excise taxes. Under the agreements for each of the other executive officers, no excise tax gross-up protection is provided.
On March 12, 2021, we entered into an amendment (the “First Amendment”) to the severance agreement dated as of December 16, 2009 between the Company and Mr. Tennis (the “Severance Agreement”). Pursuant to the First Amendment, a “retirement” will be deemed to have occurred under the Severance Agreement if Mr. Tennis voluntary resigns from the Company (other than for good reason) (the “Date of Termination”) on or after December 31, 2021 and with appropriate notice.
Pursuant to the First Amendment, the Severance Agreement was amended to provide that if Mr. Tennis’s employment terminates because of his retirement, then in addition to any accrued salary and bonus that he is currently entitled to: (i) any equity compensation awards that are subject to time-based vesting shall become 100% vested as of the Date of Termination, except that the vesting terms of the Special Retention Award with respect to a retirement shall be governed by the terms of the Special Retention Award; and (ii) all other equity compensation awards (such as restricted stock that vests based on one or more performance metrics) shall continue to vest on the terms as set forth in the equity compensation award agreement as if Mr. Tennis remained continuously employed by the Company through all vesting events.
The First Amendment also provides that in the event that Mr. Tennis is terminated by the Company without cause or terminates his employment for good reason before the earlier of December 31, 2023 or his retirement, Mr. Tennis will receive, as his Severance Agreement currently provides, an amount equal to two times (the “Multiplier”) the sum of Mr. Tennis’s (i) base salary and (ii) target annual bonus, provided, that if Mr. Tennis remains employed by the Company following December 31, 2022, the Multiplier will gradually be reduced to zero after the end of 2023.

DiamondRock Hospitality	64	2024 Proxy Statement

The following table sets forth a summary of our payment obligations pursuant to the severance agreements as of December 31, 2023:

	Terminated For Cause or Resigned Without Good Reason(1)(2)	Death or Disability	Terminated Without Cause or Resigned with Good Reason(1)(2)	Retirement(3)

Pro-rated cash incentive plan compensation at target	No	Yes	Yes	Yes
Cash severance	No	No	Yes	No
Continued medical and dental benefits	No	Yes	Yes	No
Continued vesting of restricted stock	No	No	No	Yes
Immediate vesting of restricted stock	No	Yes	Yes	No
Continued vesting of LTIP units	No	No	No	Yes
Immediate vesting of LTIP units	No	Yes	Yes	No
Continued vesting of PSUs	No	No	Yes	Yes
Immediate vesting of PSUs	No	Yes	No	No
Modified tax-gross up	N.A.	N.A.	(4)	N.A
(1)“Cause” shall mean a determination by our Board of Directors in good faith that any of the following events have occurred: (i) indictment of the executive of, or the conviction or entry of a plea of guilty or nolo contendere by the executive to, any felony or misdemeanor involving moral turpitude (and in the case of Mr. Tennis, failure to be admissible as a member of the bar of any state); (ii) the executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of our funds or property other than the occasional, customary and de minimis use of our property for personal purposes; (iii) the executive’s willful failure or gross negligence in the performance of his assigned duties, which failure or gross negligence continues for more than 15 days following the executive’s receipt of written notice of such willful failure or gross negligence from our Board of Directors; (iv) any act or omission of the executive that has a demonstrated and material adverse impact on our reputation for honesty and fair dealing or any other conduct of the executive that would reasonably be expected to result in material injury to our reputation; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by us to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.
(2)“Good Reason” for termination shall mean the occurrence of one of the following events, without the executive’s prior written consent: (i) a material diminution in the executive’s duties or responsibilities or any material demotion from the executive’s current position with us, including, without limitation: (A) if the executive is the Chief Executive Officer (or CEO), either discontinuing his direct reporting to our Board of Directors or a committee thereof or discontinuing the direct reporting to the CEO by each of the senior executives responsible for finance, legal, acquisition and operations or (B) if the executive is not the CEO, discontinuing the executive reporting directly to the CEO; (ii) if the executive is a member of our Board of Directors, our failure to nominate the executive as one of our directors; (iii) a requirement that the executive work principally from a location outside the 50-mile radius from our current address, except for required travel on our business to the extent substantially consistent with the executive’s business travel obligations as of the date of the agreement; (iv) failure to pay the executive any compensation or benefits or to honor any indemnification agreement to which the executive is entitled within 15 days of the date due; or (v) the occurrence of any of the following events or conditions in the year immediately following a change in control: (A) a reduction in the executive’s annual base salary or annual cash incentive plan opportunity as in effect immediately prior to the change in control; (B) the failure by us to obtain an agreement, reasonably satisfactory to the executive, from any of our successors or assigns to assume and agree to adopt the severance agreement for a period of at least two years from the change in control.
(3)“Retirement” shall mean a retirement by the executive if the executive has been designated as an eligible retiree by our Board of Directors, in its sole discretion. See above for a discussion of the payment obligations to Mr. Tennis upon Retirement under his amended severance agreement.
(4)Mr. Brugger is eligible to receive a modified excise tax gross-up, which is only applicable if the executive is terminated without cause or resigns for good reason following a change in control. The other executive officers are not entitled to receive an excise tax gross up.

DiamondRock Hospitality	65	2024 Proxy Statement

Cost of Termination Under Severance Agreements
The following chart sets forth the cost that we would have incurred if each of our named executive officers were terminated as of December 31, 2023 under the terms of our severance agreements in place as of that date:

	Cash Severance ($)	Prorated Target Bonus for Year of Termination ($)	Continued Medical and Dental Benefits(1) ($)	Value of Unvested Shares and LTIP Units(2) ($)	Value of Unvested PSUs(3) ($)	Cost of Excise Tax Gross Up(4) ($)	Total Cost of Termination ($)

Terminated For Cause or Resigned without Good Reason
Mark W. Brugger	—	—	—	100% forfeited	100% forfeited	n.a.	—
Jeffrey J. Donnelly	—	—	—	100% forfeited	100% forfeited	n.a.	—
Justin L. Leonard	—	—	—	100% forfeited	100% forfeited	n.a.	—
Troy G. Furbay	—	—	—	100% forfeited	100% forfeited	n.a.	—
William J. Tennis	—	—	—	100% forfeited	100% forfeited	n.a.	—
							—
Terminated without Cause or Resigned with Good Reason (without a change of control)
Mark W. Brugger	6,240,000	1,248,000	84,450	4,826,504	4,737,922	n.a.	17,136,876
Jeffrey J. Donnelly	1,944,460	460,530	73,189	1,631,278	1,610,704	n.a.	5,720,161
Justin L. Leonard	1,944,460	460,530	58,801	1,012,676	1,246,138	n.a.	4,722,605
Troy G. Furbay	1,944,460	460,530	59,788	1,474,217	1,449,891	n.a.	5,388,886
William J. Tennis	1,727,100	409,050	58,919	1,055,373	1,026,571	n.a.	4,277,013
							37,245,541
Terminated without Cause or Resigned with Good Reason (following a change of control)
Mark W. Brugger	6,240,000	1,248,000	84,450	6,154,164	4,737,922	5,851,193	24,315,729
Jeffrey J. Donnelly	1,944,460	460,530	73,189	2,051,705	1,610,704	n.a.	6,140,588
Justin L. Leonard	1,944,460	460,530	58,801	1,012,676	1,246,138	n.a.	4,722,605
Troy G. Furbay	783,395	460,530	59,788	1,872,516	1,449,891	n.a.	4,626,120
William J. Tennis (5)	1,103,176	409,050	58,919	1,078,068	1,026,571	n.a.	3,675,784
							43,480,826
Death or Disability
Mark W. Brugger	—	1,248,000	84,450	4,826,504	4,737,922	n.a.	10,896,876
Jeffrey J. Donnelly	—	460,530	73,189	1,631,278	1,610,704	n.a.	3,775,701
Justin L. Leonard	—	460,530	58,801	1,012,676	1,246,138	n.a.	2,778,145
Troy G. Furbay	—	460,530	59,788	1,474,217	1,449,891	n.a.	3,444,426
William J. Tennis	—	409,050	58,919	1,055,373	1,026,571	n.a.	2,549,913
							23,445,061

DiamondRock Hospitality	66	2024 Proxy Statement

	Cash Severance ($)	Prorated Target Bonus for Year of Termination ($)	Continued Medical and Dental Benefits(1) ($)	Value of Unvested Shares and LTIP Units(2) ($)	Value of Unvested PSUs(3) ($)	Cost of Excise Tax Gross Up(4) ($)	Total Cost of Termination ($)

Retirement
Mark W. Brugger	—	1,248,000	—	6,154,164	4,737,922	n.a.	12,140,086
Jeffrey J. Donnelly	—	460,530	—	2,051,705	1,610,704	n.a.	4,122,939
Justin L. Leonard	—	460,530	—	1,012,676	1,246,138	n.a.	2,719,344
Troy G. Furbay	—	460,530	—	1,872,516	1,449,891	n.a.	3,782,937
William J. Tennis	—	409,050	—	1,078,068	1,026,571	n.a.	2,513,689
							25,278,995
(1)The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for a family with dependent children during 2023. The actual amount will vary based on the cost of health insurance at the time of termination whether the individual is single or married and whether the individual has dependent children.
(2)Represents the value of the unvested shares and LTIP units as of December 31, 2023 calculated using $9.39 per share, the closing price of our common stock on December 29, 2023, and unvested cash dividends on those shares.
(3)For valuation purposes, we have assumed the December 29, 2023 stock price of $9.39, the 2021 and 2022 PSU awards would be earned at 100% of target and the 2023 PSUs would be earned at 109.2% of target (except for Mr. Leonard's 2022 PSUs, which are valued at 109.2% of target). However, except in the case of a change in control, PSU awards will not be earned and converted into shares of common stock until the end of the performance period.
(4)The cost of the excise tax gross up is an estimate based on a number of assumptions, including: (i) DiamondRock is subject to a change of control on December 31, 2023, (ii) all the named executive officers are terminated on December 31, 2023 without cause following that change of control, (iii) all the named executive officers receive cash incentive compensation for 2023 using the target percentage for each executive officer and (iv) the change of control occurs at a price equal to our closing stock price on December 31, 2023. Only Mr. Brugger would be eligible for an excise tax gross-up.
(5)The amount of severance benefits payable to Mr. Furbay and Mr. Tennis is subject to excise tax, therefore their cash severance has been reduced by $1,161,065 and $623,924, respectively, so that the payment does not trigger the excise tax.
The severance agreements contain non-competition covenants that apply during the term and for 12 months after the expiration or termination of such executive’s employment with us to the extent that the executive receives a cash severance payment. The non-competition covenants restrict the executives from working for any lodging-oriented real estate investment company located in the United States. The non-competition covenants will not apply following a change of control.
Pay Ratio Disclosure Rule
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The PEO of our Company is Mr. Brugger.
We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create stockholder value. The purpose of the new required disclosure is to provide a measure of the equability of pay within the organization. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.
For 2023, the annual total compensation of Mr. Brugger of $4,937,320 as shown in the Summary Compensation Table above, was approximately 18.9 times the annual total compensation of $260,949 of a median employee calculated in the same manner. We identified the median employee using the annual base salary and target annual cash incentive compensation, as of December 31,

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2023, plus the grant date fair value of any long-term equity incentive awards granted in 2023 for all individuals, who were employed by us on December 31, 2023, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis).
Pay Versus Performance Disclosure
Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. As required by Item 402(v), we have included:
•A list of the most important measures that our Compensation Committee used in 2023 to link a measure of pay calculated in accordance with Item 402(v) (referred to as “compensation actually paid,” or “CAP”) to Company performance;
•A table that compares the total compensation of our named executive officers (“NEOs”) as presented in the Summary Compensation Table (“SCT”) to CAP and that compares CAP to specified performance measures; and
•Graphs that describe:
•the relationship between our total shareholder return (“TSR”) and the TSR of the Dow Jones U.S. Hotel & Lodging REITs Index (“Peer Group TSR”); and
•the relationships between CAP and our cumulative TSR, GAAP net income and our Company selected measure, Hotel Adjusted EBITDA.
This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Compensation Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP net income for purposes of determining incentive compensation. Please refer to our Compensation Discussion and Analysis (“CD&A”) on pages 29 to 45 for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.
Performance Measures Used for Linking Pay and Performance
The following is a list of performance measures, which we believe represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2023. Each metric below is used for purposes of determining payouts under either our annual cash incentive program or vesting of our PSUs. Please see the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program.
•Hotel Adjusted EBITDA
•Adjusted FFO per Share
•Relative TSR
•Hotel Market Share
Hotel Adjusted EBITDA was selected as the Company-selected measure for the Pay versus Performance table that follows because this performance measure has the strongest alignment with the key attributes of our operating plan and drives the creation of long-term shareholder value.

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Pay Versus Performance Table
Below is the disclosure for our Chief Executive Officer (“CEO”) and the average of our NEOs other than the CEO for 2023, 2022, 2021 and 2020.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)	Value of Initial Fixed $100 Investment Based on:		GAAP Net Income (in millions) ($)	Hotel Adjusted EBITDA (in millions) ($)

					Company Total Shareholder Return ($)	Peer Group Total Shareholder Return(1) ($)

2023	5,049,831	6,441,364	1,842,703	2,171,963	87	99	87	301
2022	5,924,643	4,450,994	1,950,840	958,096	75	77	110	312
2021	8,689,374	9,994,674	2,845,576	3,174,528	87	81	(195)	115
2020	4,658,275	2,313,405	1,621,075	1,088,121	74	68	(396)	(38)
(1)     "Peer Group" TSR is the Dow Jones U.S. Hotel & Lodging REITs Index.
Column (b): Reflects the compensation amounts reported in the Summary Compensation Table for Mr. Brugger, our CEO, for each of the respective years shown.
Column (c): CAP to our CEO is computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, reconciliation of the adjustments made from SCT total compensation to CAP for Mr. Brugger is set forth following the footnotes to this table.
Column (d): For 2023, other NEOs are Messrs. Donnelly, Leonard, Furbay and Tennis. For 2022, other NEOs are Messrs. Donnelly, Healy, Furbay, Tennis, and Leonard. For 2021 and 2020, other NEOs are Messrs. Donnelly, Healy, Furbay, and Tennis.
Column (e): Average CAP to our other NEOs is computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, reconciliation of the adjustments made from SCT total compensation to CAP for the average of the other NEOs is set forth following the footnotes to this table.
Column (f): Represents the cumulative TSR of the Company for an initial investment of $100 on December 31, 2019 through and including the end of the fiscal year for each row in the table.
Column (g): Represents the cumulative TSR of the Dow Jones U.S. Hotel & Lodging REITs Index, which is an industry index reported in the performance graph included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for an initial investment of $100 on December 31, 2019 through and including the end of the fiscal year for each row in the table.
Column (h): GAAP net income as reported in the Consolidated Statements of Income in the Company's Annual Report on Form 10-K for each fiscal year in the table.
Column (i): The Company's Hotel Adjusted EBITDA, which is the Company-Selected Measure, as calculated for purposes of our annual incentive plan for 2023. Refer to "Non-GAAP Measures" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2023 for a definition of Hotel Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation of Hotel Adjusted EBITDA to GAAP net income.

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Reconciliation from SCT Total Compensation to CAP

	2023		2022		2021		2020
	CEO ($)	Average Other NEOs ($)	CEO ($)	Average Other NEOs ($)	CEO ($)	Average Other NEOs ($)	CEO ($)	Average Other NEOs ($)

Summary Compensation Table Total	5,049,831	1,842,703	5,924,643	1,950,840	8,689,374	2,845,576	4,658,275	1,621,075
Minus Change in Pension Value Reported in Summary Compensation Table	—	—	—	—	—	—	—	—
Plus Pension Value Service Cost	—	—	—	—	—	—	—	—
Minus Stock Award and Option Value Reported in Summary Compensation Table for the Covered Year	(3,000,000)	(900,000)	(3,000,000)	(975,000)	(6,000,000)	(1,687,500)	(3,000,000)	(837,500)
Plus (Minus) EOY Fair Value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested at EOY	3,110,551	936,522	2,665,505	693,827	6,113,373	1,718,663	2,698,952	753,458
Plus (Minus) Change from BOY to EOY Fair Value of Equity Awards Granted in Any Prior Fiscal Year that are Outstanding and Unvested at EOY	1,088,702	242,224	(1,029,383)	(179,570)	830,321	218,082	(1,469,515)	(337,267)
Plus Fair Value at Vesting Date of Awards Granted and Vested During the Fiscal Year	—	—	—	—	—	—	—	—
Plus (Minus) Change in Fair Value from BOY to Vesting Date of Equity Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year	172,146	45,910	(109,771)	(16,645)	361,606	79,707	(574,307)	(111,645)
Minus Fair Value at BOY of Equity Awards Granted in Prior Year that are Forfeited During the Fiscal Year	—	—	—	(517,121)	—	—	—	—
Plus Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	20,134	4,604	—	1,765	—	—	—	—
Compensation Actually Paid	6,441,364	2,171,963	4,450,994	958,096	9,994,674	3,174,528	2,313,405	1,088,121
The fair value of time-based awards used to calculate CAP is based on the Company’s closing stock price on each valuation date and includes the cash value of accrued dividends. The fair value of hotel market share PSUs used to calculate CAP is based on the Company’s closing stock price on each valuation date, assumes estimated performance results as of the end of each reporting year and includes the value of accrued reinvested dividends. The fair value of relative TSR PSUs used to calculate CAP was based on the Company’s fair value per share on each valuation date, assumes estimated performance results as of the end of each reporting year and includes the value of accrued reinvested dividends.

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Relationship Between Company TSR and Peer Group TSR and CAP and Company TSR
The graphs below illustrate the relationship between our TSR and the Peer Group TSR, as well as the relationship between CAP and our TSR for the CEO and Average Other NEOs. As the graphs illustrate, CAP was below SCT total compensation in years when our TSR declined, and CAP was above SCT total compensation in years when our TSR increased.

Average Other NEOs CAP & TSR
Avg. Other NEOs SCT
Avg. Other NEOs CAP
DRH TSR
Dow Jones Hotel & Lodging
Total Shareholder Return (TSR)
SCT Total Comp. and CAP ($ mil.)
150
125
100
75
50
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
$1.6
$1.1
$2.8
$3.2
$74
$68
$2.0
$1.0
$87
$81
$1.8
$2.2
$75
$77
$99
$87
FY2020
FY2021
FY2022
FY2023

CEO CAP & TSR

CEO SCT
DRH TSR
CEO CAP
Dow Jones Hotel & Lodging
Total Shareholder Return (TSR)
150
125
100
75
50
SCT Total Comp. and CAP ($ mil.)
$15.0
$12.0
$9.0
$6.0
$3.0
$0.0
$4.7
$2.3
$8.7
$10.0
$74
$68
$5.9
$87
$81
$4.5
$5.0
$6.4
$75
$77
$99
$87
FY2020
FY2021
FY2022
FY2023

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Relationship Between CAP and GAAP Net Income, and CAP and Hotel Adjusted EBITDA (our Company-Selected Measure)
GAAP net income is not used as a performance measure in our incentive plans because we do not believe it adequately reflects the performance of our hotels and does not facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital intensive companies. GAAP net income is reduced by depreciation and amortization, which is a significant non-cash expense that does not typically correspond to a reduction in real estate value. For these reasons, CAP amounts do not have a strong relationship to the Company’s GAAP net income.
The graph below reflects the relationship between the CEO and Average Other NEOs CAP versus our Hotel Adjusted EBITDA for each fiscal year. Although Hotel Adjusted EBITDA is an important operational metric to our business, CAP amounts do not have a strong relationship to Hotel Adjusted EBITDA. This is because Hotel Adjusted EBITDA determined a portion of each executive’s annual cash incentive award in 2021, 2022 and 2023 and the annual cash incentive comprises only about 24% of each executive’s total pay opportunity. Because long-term equity compensation is weighted more heavily (60% for our CEO and approximately 50% on average for our other NEOs), CAP has a stronger relationship to our TSR.

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Information About Our Independent Accountants
KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2023 and 2022. Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2023 and 2022 were as follows:

	2023	2022

Audit Fees
Recurring audit (1)	$1,036,209	$948,500
Audit-related fees (2)	—	—
Comfort letters, consents and assistance with documents filed with the SEC	130,000	100,000
Subtotal	1,166,209	1,048,500
Tax Fees	—	—
All Other Fees	—	—
Total	$1,166,209	$1,048,500
(1)2023 amount includes $1,001,209 of recurring audit and quarterly review fees and $35,000 of fees for audits required by others. 2022 amount includes $918,500 of recurring audit and quarterly review fees and $30,000 of fees for audits required by others.
(2)Audit-related fees include fees for professional services rendered for consulting services related to the evaluation or implementation of accounting and reporting standards.
Auditor Fees Policy
Our Audit Committee has adopted a policy concerning the pre-approval of audit and non-audit services to be provided by KPMG LLP, our independent accountants. The policy requires that all services provided by KPMG LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by our Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. Our Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee. Our Audit Committee approved all audit and non-audit services provided to us by KPMG LLP during 2023 and 2022. We believe the individuals who were not KPMG LLP’s full-time, permanent employees performed less than 50% of the hours expended by KPMG LLP during the audit of our financial statements.

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Policy for Hiring Members of Our Audit Engagement Team
Our Audit Committee has a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of our audit engagement team accept employment with us. Under the policy, we may not hire any individuals below the partner level who were members of our audit engagement team within two years of completion of the most recent audit in which they participated. In addition, we may not hire any partners who were members of our audit engagement team within three years of completion of the most recent audit in which they participated. In all such cases, our Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, we may not appoint a director who is affiliated with, or employed by, our present or former auditor until three years after the affiliation or auditing relationship has ended.
Other Company Accountants and Auditors
We have engaged PwC LLP as our internal auditors. The purpose of the internal audit program is to provide our Audit Committee and our management with ongoing assessments of our risk management processes and to review the effectiveness and design of internal controls at our properties and our corporate office. Aggregate fees for internal audit services rendered by PwC LLP for the years ended December 31, 2023 and 2022 were $632,000 and $605,000, respectively.

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Audit Committee Report
The undersigned members of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company (or DiamondRock) submit this report in connection with the Audit Committee’s review of the financial reports for the fiscal year ended December 31, 2023. We note that we have oversight responsibilities only and that we are not acting as experts in accounting and auditing. We rely without independent verification on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that DiamondRock’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of DiamondRock’s consolidated financial statements by independent auditors has been carried out in accordance with auditing standards generally accepted in the United States. Management has the primary responsibility for the preparation, presentation and integrity of DiamondRock’s 2023 consolidated financial statements and the overall reporting process, including the systems of internal control, and has represented to us that DiamondRock’s 2023 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for auditing our financial statements. We:
(1)have reviewed and discussed with management and KPMG LLP the audited financial statements for DiamondRock for the fiscal year ended December 31, 2023;
(2)have discussed with representatives of KPMG LLP the matters required to be discussed with them under the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and
(3)have received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with KPMG LLP the auditors’ independence from DiamondRock and management.
In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in DiamondRock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
William J. Shaw, Chair
Timothy R. Chi
Michael A. Hartmeier
Kathleen A. Merrill
Bruce D. Wardinski
Tabassum S. Zalotrawala

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Principal and Management Stockholders
The table below shows the amount of our common stock beneficially owned as of March 8, 2024 by (i) each director and nominee for director, (ii) our named executive officers, (iii) all of our directors, director nominees and named executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of our common stock (the “5% Holders”). Such information with regard to 5% Holders is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.
The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after March 8, 2024, including any shares which could be purchased by the exercise of options at or within 60 days after March 8, 2024.
Each executive officer of the Company may vote his or her unvested shares of restricted stock so they are deemed to be “beneficially owned” by the relevant executive officer under the relevant SEC rules. However, the directors and executive officers have no right to vote the shares of common stock underlying the deferred stock units granted to them, as such deferred stock units merely represent our unsecured obligation to deliver such underlying shares in the future; thus such underlying shares are not deemed to be “beneficially owned” by the relevant director.
Unless otherwise indicated, all shares are owned directly, and the indicated individual has sole voting and investment power. Unless otherwise indicated, the address of each named person is c/o DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.

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Name of Beneficial Owner	Number of Shares Beneficially Owned (#)		Percent (1) (%)

Directors and named executive officers:
William W. McCarten	386,783	(2)	*
Mark W. Brugger	1,554,495	(3)	*
Timothy Chi	94,951		*
Michael A. Hartmeier	44,259	(4)	*
Kathleen A. Merrill	33,194	(5)	*
William J. Shaw	84,221		*
Bruce D. Wardinski	110,365		*
Tabassum S. Zalotrawala	—	(6)	*
Jeffrey J. Donnelly	275,674	(7)	*
Justin L. Leonard	33,557	(8)	*
Troy G. Furbay	176,989	(9)	*
William J. Tennis	143,971	(10)	*
Directors and executive officers as a group (12 persons)(11)	2,938,459		1.4
5% Holders:
BlackRock, Inc(12)	38,969,311		18.5
The Vanguard Group(13)	35,228,170		16.7
FMR LLC(14)	14,894,967		7.1
State Street Corporation(15)	13,544,713		6.4
*     Represents less than 1% of the number of shares of common stock outstanding as of March 8, 2024.
(1)Calculated using 210,780,349 shares of common stock outstanding as of March 8, 2024, which includes all unvested shares of restricted stock. There were no additional adjustments required by Rule 13d-3(d)(1)(i) of the Exchange Act as no executive officer or director has any right to acquire shares within 60 days in a manner similar to those rights set forth in Rule 13d-3(d)(1)(i) of the Exchange Act.
(2)In accordance with the SEC rules, this does not include 30,713 deferred stock units granted to Mr. McCarten.
(3)Mr. Brugger’s shares include (i) 291,664 shares of unvested restricted stock granted to him under our Incentive Plan, as amended (the “Incentive Plan”) and (ii) 1,262,831 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 860,827 deferred stock units, 326,175 unvested PSUs or 303,935 LTIP units granted to Mr. Brugger.
(4)In accordance with the SEC rules, this does not include 33,234 deferred stock units granted to Mr. Hartmeier.
(5)In accordance with the SEC rules, this does not include 33,280 deferred stock units granted to Ms. Merrill.
(6)In accordance with the SEC rules, this does not include 33,194 deferred stock units granted to Ms. Zalotrawala.
(7)Mr. Donnelly’s shares include (i) 134,235 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 141,429 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 88,086 deferred stock units or 114,312 unvested PSUs granted to Mr. Donnelly.
(8)Mr. Leonard’s shares include 33,557 shares of unvested restricted stock granted to him under our Incentive Plan. In accordance with the SEC rules, this does not include 16,779 deferred stock units, 121,909 unvested PSUs or 71,084 LTIP units granted to Mr. Leonard.
(9)Mr. Furbay’s shares include (i) 87,500 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 89,489 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 396,656 deferred stock units, 100,643 unvested PSUs or 141,185 LTIP units granted to Mr. Furbay.

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(10)Mr. Tennis’ shares include (i) 11,332 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 132,639 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 317,581 deferred stock units, 70,673 unvested PSUs or 99,855 LTIP units granted to Mr. Tennis.
(11)Includes an aggregate of 2,380,161 shares of common stock and 558,298 shares of unvested restricted stock.
(12)Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 19, 2024. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The Schedule 13G/A indicates that BlackRock Inc. has sole voting power with respect to 38,054,799 shares of common stock and sole dispositive power with respect to all of the shares of common stock.
(13)Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 13, 2024. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that The Vanguard Group, Inc. has shared voting power with respect to 320,969 shares of common stock, sole dispositive power with respect to 34,681,295 shares of common stock and shared dispositive power with respect to 546,875 shares of common stock.
(14)Based solely on information contained in a Schedule 13G/A filed by FMR LLC with the SEC on February 9, 2024. The address of FMR LLC is 245 Summer Street, Boston, MA 02210. The Schedule 13G/A indicates that FMR LLC has sole voting power with respect to 14,885,256 shares of common stock and sole dispositive power with respect to all of the shares of common stock.
(15)Based solely on information contained in a Schedule 13G/A filed by State Street Corporation with the SEC on January 30, 2024. The address of State Street Corporation is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114. The Schedule 13G/A indicates that State Street Corporation has shared voting power with respect to 10,852,899 shares of common stock and shared dispositive power with respect to 13,523,613 shares of common stock.
Related Party Transactions
There were no material related party transactions during 2023. For a description of our policies and procedures with regard to related party transactions, please see “Corporate Governance Principles and Board Matters - Other Corporate Governance Matters  - Conflicts of Interest” elsewhere in this proxy statement.
Compensation Committee Interlocks and Insider Participation
During 2023, our Compensation Committee consisted of Messrs. Chi, Hartmeier, Shaw and Wardinski and Mses. Merrill and Zalotrawala. None of them has served as an officer or employee of DiamondRock. None of these persons had any relationships with DiamondRock requiring disclosure under applicable rules and regulations of the SEC. In addition, none of our executive officers served during 2023 as a director or member of a compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.

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Other Matters
Expenses of Solicitation
We will bear the cost of the solicitation of proxies. In an effort to have as large a representation at the annual meeting as possible, we may solicit proxies, in certain instances, personally or by telephone or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.
Stockholder Proposals for Inclusion in Proxy Statement for 2025 Annual Meeting of Stockholders
Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2025 annual meeting must be received by us no later than the close of business on November 28, 2024. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, Attention: Corporate Secretary.
In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2025 annual meeting pursuant to the proxy access provision of our Bylaws, notice of such nomination and other required information must be received by our Company between October 29, 2024 and November 28, 2024. Our Bylaws state that such notice and other required information must be received by our Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).
Other Stockholder Proposals
Our Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Our Bylaws state that such stockholder’s notice must be delivered to the Company’s secretary at the Company’s principal executive office not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced or delayed more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 150 days and not later than 120 days prior to the date of such annual meeting, as originally convened, or 10 days following the day on which the date of such meeting is publicly announced, whichever is later. Accordingly, such notice must be received in writing at our principal executive office not earlier than October 29, 2024 nor later than November 28, 2024, unless our 2025 annual meeting of stockholders is scheduled to take place before April 1, 2025 or after May 31, 2025. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Article II, Section 11 of our Bylaws. Stockholders may obtain a copy of our Bylaws by writing to DiamondRock Hospitality Company, c/o Corporate Secretary, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.

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Stockholder Nominations of Directors
Our Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice, within the same time period described above for a stockholder who desires to bring business before a meeting, other than pursuant to Exchange Act Rule 14a-8. Notice of a nomination must be delivered to, or mailed and received at, DiamondRock Hospitality Company, c/o Corporate Secretary, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814. As set forth in Article II, Section 11 of our Bylaws, the notice must set forth certain information required by Rule 14a-19 under the Exchange Act, information as to each person whom the stockholder proposes to nominate for election as a director, the stockholder giving the notice and certain other persons, if any, identified in our Bylaws.

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Appendix A
DiamondRock Hospitality Company 2024 Equity Incentive Plan
Section 1.     General Purpose of the Plan; Definitions
The name of the plan is the DiamondRock Hospitality Company 2024 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of DiamondRock Hospitality Company, a Maryland corporation (the “Company”), DiamondRock Hospitality Limited Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and their Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Deferred Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Dividend Equivalent Rights and Other Equity-Based Awards contemplated herein.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Change in Control” means any of the following events:
i.The conclusion of the acquisition (whether by a merger or otherwise) by any Person (other than a Qualified Affiliate), in a single transaction or a series of related transactions, of Beneficial Ownership of more than 50 percent of (1) the Company’s outstanding Stock or (2) the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);
ii.The merger or consolidation of the Company with or into any other Person other than a Qualified Affiliate, if the directors immediately prior to the merger or consolidation cease to be the majority of the Board at any time within 12 months of the completion of the merger or consolidation;

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iii.Any one or a series of related sales or conveyances to any Person or Persons (including a liquidation or dissolution) other than any one or more Qualified Affiliates of all or substantially all of the assets of the Company or the Operating Partnership; or
iv. Incumbent Directors cease, for any reason, to be a majority of the members of the Board, where an “Incumbent Director” is (1) an individual who is a member of the Board on the effective date of this Plan or (2) any new director whose appointment by the Board or whose nomination for election by the stockholders was approved by a majority of the persons who were already Incumbent Directors at the time of such appointment, election or approval, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or as a result of an agreement to avoid or settle such a contest or solicitation.
A Change in Control shall also be deemed to have occurred upon the completion of a tender offer for the Company’s securities pursuant to which a Person (other than a Qualified Affiliate) acquires securities representing more than 50 percent of the Outstanding Voting Securities.
For purposes of this definition of Change in Control, the following definitions shall apply: (A) “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3; (B) “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, company, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the Company’s securities; and (C) “Qualified Affiliate” shall mean (I) any directly or indirectly wholly owned subsidiary of the Company or the Operating Partnership; (II) any employee benefit plan (or related trust) sponsored or maintained by the Company or the Operating Partnership or by any entity controlled by the Company or the Operating Partnership; or (III) any Person consisting in whole or in part of one or more individuals who are then the Company’s Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Act) of the Company as indicated in its most recent securities filing made before the date of the transaction.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means any natural person that provides bona fide services to the Company, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.
“Deferred Stock Units” means an award of stock units that are fully vested upon grant.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 20.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the New York Stock Exchange or another national securities exchange, the determination shall be made by reference to the closing price on the relevant date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there was a closing price.

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“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company, the Operating Partnership or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Operating Partnership” means DiamondRock Hospitality Limited Partnership, L.P., a Delaware limited partnership.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Other Equity-Based Award” means any award granted pursuant to Section 12.
“Prior Plans” means the Company’s Amended and Restated 2004 Stock Option and Incentive Plan and the Company’s 2016 Equity Incentive Plan, as amended.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash in lieu thereof) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Units” means units of partnership interest, including one or more classes of profits interests in the Operating Partnership.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.
Section 2.     Administration of Plan; Administrator Authority to Select Grantees and Determine Awards
a.Administration of Plan. The Plan shall be administered by the Administrator.
b.Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
i.to select the individuals to whom Awards may from time to time be granted;

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ii.to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Deferred Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Dividend Equivalent Rights, Units and Other Equity-Based Awards, or any combination of the foregoing, granted to any one or more grantees;
iii.to determine the number of shares of Stock or, in the case of a Cash-Based Award, the amount of cash, to be covered by any Award;
iv.to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
v.to accelerate at any time the exercisability or vesting of all or any portion of any Award;
vi.subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and
vii.at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
c.Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
d.Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
e.Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
Section 3.     Stock Issuable Under the Plan; Change in Control Transactions
a.Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 7,900,000 shares less one share for every one share granted under any Prior Plan after December 31, 2023 and prior to the Effective Date. After the Effective Date of the Plan, no awards may be granted under the Prior Plans. For purposes of this limitation, the shares of Stock underlying any awards granted under this Plan or, after December 31, 2023, awards previously granted under the Prior Plans that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied

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without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back (or added, as the case may be) to the shares of Stock available for issuance under the Plan, including shares tendered or held back upon settlement of an Award other than an Option or Stock Appreciation Right (or an option or stock appreciation right granted under the Prior Plans) to cover the tax withholding. Notwithstanding anything to the contrary contained herein, the following shares shall not be added back to the shares of Stock available for issuance under the Plan: Shares tendered or otherwise used by the grantee or withheld by the Company in payment of the exercise or purchase price of a Stock Option; Shares tendered or otherwise used by the grantee or withheld by the Company to satisfy any tax withholding obligation with respect to an Award of Stock Options or Stock Appreciation Rights; Shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof; and Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Stock Options. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 2,000,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.
b.Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director for service as a Non-Employee Director other than the Chairman and Vice Chairman in any calendar year shall not exceed $750,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
c.Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
d.Change in Control Transactions.
i.In the case of and subject to the consummation of a Change in Control, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards on an equitable basis with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree, the Fair Market Value of which (as determined by the Administrator in its reasonable discretion) shall not materially differ from the Fair Market Value of the shares of Stock subject to such Awards immediately preceding the Change in Control. To the extent the parties to such Change in Control do not provide for the

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assumption, continuation or substitution of Awards, as of the effective time of the Change in Control, the Plan and all outstanding Awards granted shall terminate, and, except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award Certificate, all Options and Stock Appreciation Rights with time-based vesting that are not exercisable immediately prior to the effective time of the Change in Control shall become fully exercisable as of the effective time of the Change in Control, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Change in Control and the treatment of all Awards with conditions and restrictions relating to the attainment of performance goals will be subject to the terms of the Award Certificates.
ii.If Awards are continued, assumed or substituted in connection with a Change in Control, in the event of an involuntary termination of services of a grantee for any reason other than Cause within 24 months following the consummation of the Change in Control, any Awards of the grantee continued, assumed or substituted in connection with the Change in Control which are subject to service vesting shall accelerate in full, and any Awards which are subject to performance vesting shall accelerate to the extent provided in the Award Certificate. As used in this subsection 3(d)(ii) only, “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by the grantee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company, or any other intentional misconduct by such person adversely affecting the business or affairs of the Company in a material manner; provided that if the grantee is party to an individual employment or severance agreement with the Company, the definition of “Cause” in such agreement shall apply.
iii.Notwithstanding anything to the contrary in this Section 3(d), in the event of a Change in Control pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Change in Control, and Awards are not continued, assumed or substituted in connection therewith, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Change in Control (the “Sale Price”) times the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
e.Substitute Awards. The Administrator may grant Awards under the Plan in substitution for Stock and stock-based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a) and any forfeiture or cancellation of substitute Awards shall not be added back to the share limitation set forth in Section 3(a).
Section 4.    Eligibility
Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and Consultants of the Company, the Operating Partnership and their Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

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Section 5.    Stock Options
a.Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
b.Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant, other than in the case of substitute awards. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.
c.Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
d.Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
e.Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:
i.In cash, by certified or bank check or other instrument acceptable to the Administrator;
ii.Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
iii.By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
iv.With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full

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purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
f.Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.
Section 6.     Stock Appreciation Rights
a.Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash in lieu thereof) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
b.Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant, other than in the case of substitute awards.
c.Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
d.Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined at the time of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.
Section 7.     Restricted Stock Awards
a.Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
b.Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and to the extent provided in the Award Certificate, receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance or any other goals (including the passage of time), any dividends paid by the Company during such period shall accrue and shall not be paid to the grantee until and to the extent the goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

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c.Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
d.Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”
Section 8.    Restricted Stock Units/Deferred Stock Units
a.Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash in lieu thereof) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. Subject to Section 3(f), the terms and conditions of each such Award shall be determined by the Administrator at the time of grant, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, following the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock (or cash in lieu thereof). Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
b.Election to Receive Deferred Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive Stock, Unrestricted Stock Award or a portion of future cash compensation otherwise due to such grantee in the form of an award of Deferred Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Deferred Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Deferred Stock Units that are elected to be received in lieu of cash compensation shall be fully vested.
c.Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units or Deferred Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units or Deferred Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
d.Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall

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automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.
Section 9.    Unrestricted Stock Awards
Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
Section 10.    Cash-Based Awards
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.
Section 11.    Dividend Equivalent Rights
a.Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may only be granted hereunder to any grantee as a component of an award of Restricted Stock Units, Units or Other Equity-Based Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units, Units or Other Equity-Based Award subject to vesting conditions shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. For the avoidance of doubt, dividends or Dividend Equivalent Rights may not be granted in connection with a Stock Option or Stock Appreciation Right.
b.Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.
Section 12.    Other Equity-Based Awards
a.Nature of Other Equity-Based Awards. Other forms of Awards (“Other Equity-Based Awards”) that may be granted under the Plan include Awards that are valued in whole or in part by reference to, or are otherwise calculated by reference to or based on, shares of Stock, including without limitation, (i) Units, (ii) convertible preferred shares, convertible debentures and other convertible, exchangeable or redeemable securities or equity interests (including Units), (iii) membership interests in a Subsidiary or operating partnership and (iv) Awards valued by reference to book value or fair value relative to the Company

DiamondRock Hospitality	A-10	2024 Proxy Statement

or any Subsidiary or group of Subsidiaries. For purposes of calculating the number of shares of Stock underlying an Other Equity-Based Award relative to the total number of shares of Stock reserved and available for issuance under Section 3(a), the Administrator shall establish in good faith the maximum number of shares of Stock to which a grantee of such Other Equity-Based Award may be entitled upon fulfillment of all applicable conditions set forth in the relevant Award documentation, including vesting, accretion factors, conversion ratios, exchange ratios and the like. If and when any such conditions are no longer capable of being met, in whole or in part, the number of shares of Stock underlying such Other Equity-Based Award shall be reduced accordingly by the Administrator and the related shares of Stock shall be added back to the shares of Stock available for issuance under the Plan. Other Equity-Based Awards may be issued either alone or in addition to other Awards granted under the Plan and shall be evidenced by an Award agreement. Subject to Section 11, the Administrator shall determine the recipients of, and the time or times at which, Other Equity-Based Awards shall be made; the number of shares of Stock or Units to be awarded; the price, if any, to be paid by the recipient for the acquisition of Other Equity-Based Awards; and the restrictions and conditions applicable to Other Equity-Based Awards. Conditions may be based on continuing employment (or other service relationship), computation of financial metrics and/or achievement of pre-established performance goals and objectives. The provisions of the grant of Other Equity-Based Awards need not be the same with respect to each recipient.
b.Rights as Stockholder. Until such time as an Other Equity-Based Award is actually converted into, exchanged for, or paid out in shares of Stock, a recipient shall have no rights as a stockholder.
c.Termination. In the event that a recipient ceases to be employed by or to provide services to the Company, or any Subsidiary, any outstanding Other Equity-Based Awards previously granted to such recipient shall be subject to such terms and conditions as set forth in the Award Certificate governing such Other Equity-Based Awards. Except as may otherwise be provided by the Administrator either in the Award Certificate, or, subject to Section 17 below, in writing after the Award agreement is issued, a grantee’s rights in all Other Equity-Based Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.
Section 13.    Transferability of Awards
a.Transferability. Except as provided in Section 13(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
b.Administrator Action. Notwithstanding Section 13(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options or Other Equity-Based Awards to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
c.Family Member. For purposes of Section 13(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
d.Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award

DiamondRock Hospitality	A-11	2024 Proxy Statement

payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
Section 14.    Tax Withholding
a.Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
b.Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includable in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
Section 15.     Section 409A Awards
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.
Section 16.    Termination of Employment, Transfer, Leave of Absence, Etc.
a.Termination of Employment. If the grantee’s employer ceases to be a Subsidiary, the grantee shall be deemed to have terminated employment for purposes of the Plan.
b.For purposes of the Plan, the following events shall not be deemed a termination of employment:
i.a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or
ii.an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

DiamondRock Hospitality	A-12	2024 Proxy Statement

Section 17.    Amendments and Termination
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, or to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 17 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).
Section 18.    Status of Plan
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
Section 19.    General Provisions
a.No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
b.Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
c.Stockholder Rights. Until Stock is deemed delivered in accordance with Section 19(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

DiamondRock Hospitality	A-13	2024 Proxy Statement

d.Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
e.Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
f.Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.
Section 20.    Effective Date of Plan
This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
Section 21.    Governing Law
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS:
DATE APPROVED BY STOCKHOLDERS:

DiamondRock Hospitality	A-14	2024 Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/30/2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DRH2024**
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VOTE BY PHONE - 1-800-690-6903
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KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR all of the nominees listed in 1a - 1h:

1. Election of Directors

Nominees	For	Against	Abstain
1a. William W. McCarten	☐	☐	☐
1b. Mark W. Brugger	☐	☐	☐
1c. Timothy R. Chi	☐	☐	☐
1d. Michael A. Hartmeier	☐	☐	☐
1e. Kathleen A. Merrill	☐	☐	☐
1f. William J. Shaw	☐	☐	☐
1g. Bruce D. Wardinski	☐	☐	☐
1h. Tabassum S. Zalotrawala	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement.	☐	☐	☐
3. To ratify the appointment of KPMG LLP as the independent auditors for DiamondRock Hospitality Company for the fiscal year ending December 31, 2024.	☐	☐	☐
4. To approve a new equity incentive plan for DiamondRock Hospitality Company.	☐	☐	☐

NOTE: The proxies are also authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting, including any postponement or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000632640_1 R1.0.0.6

DIAMONDROCK HOSPITALITY COMPANY

The undersigned stockholder of DiamondRock Hospitality Company, a Maryland corporation, hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement and hereby appoints William J. Tennis and Jeffrey J. Donnelly, as attorney-in-fact and proxy of the undersigned, with full power of substitution of him, to vote all of the shares of DiamondRock Hospitality Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of DiamondRock Hospitality Company to be held virtually at www.virtualshareholdermeeting.com/DRH2024 on Wednesday, May 1, 2024 at 10:00 a.m. Eastern Time, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

WHEN PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR ALL OTHER PROPOSALS, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

0000632640_2 R1.0.0.6

Continued and to be signed on reverse side